UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2008

Notice of 2008 Annual Meeting of Stockholders and Proxy Statement Wednesday, June 4, 2008 8:00 a.m. (local time) Third Floor Chase Tower 100 North Broadway Oklahoma City, Oklahoma	Dear Devon Stockholder,

The 2008 Annual Meeting of Stockholders of Devon Energy Corporation will be held on Wednesday, June 4, 2008, on the Third Floor of Chase Tower, 100 North Broadway, Oklahoma City, Oklahoma at 8:00 a.m. local time.

The Annual Meeting will focus on the formal items of business announced in the Notice of the 2008 Annual Meeting and Proxy Statement. Additionally, we will present a report on Devon’s operations during 2007.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your proxy. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are set forth on the proxy card and in the Notice of Annual Meeting of Stockholders.

Sincerely,

J. Larry Nichols
Chairman of the Board and
Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2008

Time	8:00 a.m. (local time) on Wednesday, June 4, 2008

Place	Chase Tower Third Floor 100 North Broadway Oklahoma City, Oklahoma

Items of Business	• To elect three Directors for terms expiring in the year 2011;

•	To ratify the appointment of the independent auditors for 2008;

•	To consider and act upon the adoption of an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

•	To consider and act upon the adoption of an amendment to the Restated Certificate of Incorporation to provide for the annual election of directors;

•	To consider and act upon the stockholder proposal set forth in the accompanying Proxy Statement, if presented; and

•	To transact such other business as may properly come before the meeting or any adjournments of the meeting.

Who Can Vote	Stockholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.

Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

• call the toll-free number listed on the proxy card; • log on to http://proxy.georgeson.com; or • mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.	Please note that all votes cast via telephone or the Internet must be cast before 8:00 p.m. Central Daylight Time on Tuesday, June 3, 2008.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 4, 2008:

Our 2008 Proxy Statement and 2007 Annual Report
are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma April 28, 2008	Janice A. Dobbs Corporate Secretary and Manager - Corporate Governance

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i
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Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Proxy Statement

Annual Meeting Of Stockholders

June 4, 2008

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 4, 2008 at 8:00 a.m. We are first sending this Proxy Statement to our stockholders on or about April 25, 2008.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation, including our predecessors, subsidiaries and affiliates.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will be asked to:

•	elect three Directors for terms expiring in 2011;

•	ratify the appointment of our independent auditors for 2008;

•	consider and act upon the management proposal to amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock;

•	consider and act upon the management proposal to amend the Restated Certificate of Incorporation to provide for the annual election of directors;

•	consider and act upon the stockholder proposal set forth in the Proxy Statement, if presented; and

•	transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Who is entitled to vote?

Stockholders as of the close of business on April 7, 2008 (the “Record Date”) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 445,736,749 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	if you are calling from the United States or Canada dial the toll-free number listed on the enclosed proxy card or voting instruction form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day, and will close at 8:00 p.m. Central Daylight Time on June 3, 2008; or

•	go to the following website on the Internet: http://proxy.georgeson.com

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and simply follow the instructions on the screen, then confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day, and will close at 8:00 p.m. Central Daylight Time on June 3, 2008; or

•	mark your selections on the enclosed proxy card, date and sign the card, and return the card in the pre-addressed, postage-paid envelope provided prior to the Annual Meeting.

If I vote by telephone or Internet, do I need to return my proxy card?

No.

How do I vote the shares held in my 401(k) Plan?

If you are a current employee participating in the Devon Energy Incentive Savings Plan (the “401(k) Plan”), please follow the instructions you received via email from our Proxy Solicitor, Georgeson Inc.

If you are a former employee participating in the 401(k) Plan and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the enclosed voting instruction form. You have the right to direct Fidelity Management Trust Company (the “401(k) Plan Trustee”) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above in “How do I vote?”

The 401(k) Plan Trustee will vote your account shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 1, 2008, the shares credited to your account will be voted by the 401(k) Plan Trustee in the same proportion as it votes shares for which it did receive timely instructions.

Will each stockholder in our household receive a Proxy Statement and Annual Report?

Generally, no.  We try to provide for only one Proxy Statement and Annual Report to be delivered to multiple stockholders sharing an address unless you have notified us to the contrary. Any stockholder at a shared address to which a single copy of this Proxy Statement and the Annual Report has been sent who would like a separate copy of this Proxy Statement and the Annual Report or who would like separate copies of Proxy Statements and Annual Reports for future meetings may write Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260, e-mail: janice.dobbs@dvn.com or call (405) 235-3611. Any stockholder at a shared address to which multiple copies of this Proxy Statement and the Annual Report have been sent may request delivery of a single copy of the Proxy Statement and Annual Report for future meetings by contacting us using the contact information set forth above.

What is the difference between voting via telephone or the Internet or returning a proxy card versus voting in person?

Voting by proxy, regardless of whether it is via telephone or the Internet or by returning your proxy card by mail, appoints J. Larry Nichols, John Richels and Janice A. Dobbs as your proxies. They will be required to vote on the proposal exactly as you specified. However, if any other matter requiring a stockholder vote is properly raised at the Annual Meeting and you are not present to cast your vote, then Messrs. Nichols and Richels and Ms. Dobbs are authorized to use their discretion to vote on the issues on your behalf.

How does discretionary authority apply?

If you sign your proxy card, but do not make any selections, you give authority to Messrs. Nichols and Richels and Ms. Dobbs to vote on the proposals and any other matter that may arise at the Annual Meeting.

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail,

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telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Is my vote confidential?

Yes.  We have procedures to ensure that regardless of whether stockholders vote by mail, telephone, Internet or in person, all proxies, ballots and voting tabulations that identify stockholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a stockholder.

In addition, special procedures have been established to maintain the confidentiality of shares voted in our 401(k) Plan. None of our employees will have access to voting information for shares in the 401(k) Plan.

Who will count the votes?

Georgeson Inc. will tabulate the votes.

What does it mean if I get more than one proxy card?

Your shares are probably registered differently or are in more than one account. Vote all proxy cards to ensure that all your shares are voted. You should then contact our transfer agent, Computershare Trust Company, N.A., to have your accounts registered in the same name and address.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or the Internet or by returning your proxy card, you will be considered part of the quorum. Georgeson Inc., the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of Directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of each Director nominee or withheld.

Our Corporate Governance Guidelines contain a majority voting policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election must submit his or her offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

The proposed amendment to our Restated Certificate of Incorporation to increase the number of authorized shares requires the affirmative vote of at least a majority of the shares of the Company’s outstanding common stock.

The proposed amendment to our Restated Certificate of Incorporation to elect directors annually requires the affirmative vote of at least two-thirds of the shares of the Company’s outstanding common stock.

With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares with respect to the election of Directors if they have received no instructions?

We believe that brokers that are members of the New York Stock Exchange, the NYSE, and who hold common stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the

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rules of the NYSE to vote those shares with respect to the election of Directors.

How will you treat abstentions and broker non-votes?

We will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting; (ii) treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting; (iii) not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes. Because the proposed amendments to our Restated Certificate of Incorporation require the affirmative vote of the holders of the minimum numbers of the shares of our outstanding common stock noted above, abstentions and broker non-votes will have the effect of a vote “Against” the proposed amendments.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained Georgeson Inc. to assist in the solicitation of proxies at an estimated cost of $9,000, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in our quarterly report on Form 10-Q for the second quarter of 2008 which will be filed with the United States Securities and Exchange Commission (the “SEC”). You may obtain a copy of this and other reports free of charge on our website at www.devonenergy.com, or by contacting either our Investor Relations Department at (405) 552-4570 or the SEC at (800) 732-0330 or www.sec.gov.

Will your independent auditors be available to respond to stockholder questions?

Yes.  The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2008. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Do you have plans to implement the new rules that allow companies to direct their stockholders to an on-line copy of the proxy materials, rather than mailing paper copies to the stockholders?

As you may have heard, new rules now allow companies to choose to mail their stockholders a notice that their proxy materials can be accessed over the internet instead of mailing a paper copy of the proxy statement and annual report. Stockholders of companies who choose this delivery method can always request delivery of a paper copy of the proxy materials. We have decided not to adopt this new delivery method for this year’s Annual Meeting materials. We are considering carefully how to realize the cost savings opportunity and the environmental benefits of avoiding the printing and mailing of these documents to stockholders who do not request paper copies, while still maintaining a meaningful and convenient proxy process for our stockholders.

Where can I reach you?

Our mailing address is:

Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260

Our telephone number is:

(405) 235-3611

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AGENDA ITEM 1. ELECTION OF DIRECTORS

Pursuant to provisions of our Restated Certificate of Incorporation and Bylaws, the Board of Directors shall consist of not less than three nor more than 20 Directors. Currently, the Board is comprised of 11 Directors. Our Restated Certificate of Incorporation and Bylaws provide for three classes of Directors. These three classes of Directors serve staggered three-year terms, with Class I having three Directors, Class II having four Directors and Class III having four Directors.

The Board of Directors has nominated incumbent directors David A. Hager, John A. Hill and Mary P. Ricciardello, whose terms expire at the Annual Meeting, for re-election as Directors for terms expiring at the Annual Meeting in the year 2011. Mr. Hager was recommended to the Governance Committee by the Company’s CEO and President, and Ms. Ricciardello was recommended by a third party independent consulting firm. Both were then nominated by the Governance Committee and appointed by the Board of Directors to serve as Directors in 2007, and are standing for election at the 2008 Annual Meeting. Nominees will serve until their successors are elected and qualified. David M. Gavrin was re-elected as a Director for a three-year term in 2007, but as disclosed in the Company’s 2007 proxy statement, will retire effective with the Annual Meeting. William J. Johnson’s term will expire at the Annual Meeting, at which time he and Mr. Gavrin will retire due to the age requirement for Board members in accordance with the Company’s Corporate Governance Guidelines. Other Directors who are remaining on the Board of Directors will continue to serve in accordance with their previous elections until the expiration of their terms at the 2009 or 2010 Annual Meeting, as the case may be.

As a result of these resignations and the election of the Directors at the Annual Meeting, the Board, after the Annual Meeting, will be comprised of nine Directors in three classes, Class I having two Directors, Class II having four Directors and Class III having three Directors.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.

It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the three nominees unless they are instructed otherwise. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

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Nominees for Directors for Terms Expiring in 2011 - Class III

David A. Hager	Director since 2007

Mr. Hager, age 51, joined the Board of Directors in 2007. From 1999 to 2006, Mr. Hager was employed by Kerr-McGee Corporation, serving in various capacities, most recently as Chief Operating Officer. Mr. Hager is also a director of Pride International, Inc., a provider of onshore and offshore drilling and related services to oil and gas companies.

John A. Hill	Director since 2000 Governance Committee Chairman

Mr. Hill, age 66, has been with First Reserve Corporation, an oil and gas investment management company, since 1983 and is currently its Vice Chairman and Managing Director. Prior to creating First Reserve Corporation, Mr. Hill was President and Chief Executive Officer of several investment banking and asset management companies and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College and a director of various companies controlled by First Reserve Corporation.

Mary P. Ricciardello	Director since 2007

Ms. Ricciardello, age 52, joined the Board of Directors in 2007. She retired in 2002 after a 20-year career with Reliant Energy Incorporated, a leading independent power producer and marketer. Ms. Ricciardello began her career with Reliant in 1982 and served in various financial management positions with the company including Comptroller, Vice President and most recently as Senior Vice President and Chief Accounting Officer. She also serves as a director of U.S. Concrete, Inc. and Noble Corporation. Ms. Ricciardello is a Certified Public Accountant.

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Directors Whose Terms Expire in 2009 - Class II

Robert L. Howard	Director since 2003 Reserves Committee Chairman

Mr. Howard, age 71, retired in 1995 from his position as Vice President of Domestic Operations, Exploration and Production of Shell Oil Company. He served as a Director of Ocean Energy, Inc. from 1996 to 2003. Mr. Howard is also a director of Southwestern Energy Company and McDermott International Incorporated.

Michael M. Kanovsky	Director since 1998

Mr. Kanovsky, age 59, was a co-founder of Northstar Energy Corporation and served on Northstar’s Board of Directors from 1982 to 1998. He is President of Sky Energy Corporation. Mr. Kanovsky currently serves as a director of Accrete Energy Inc., ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation.

J. Todd Mitchell	Director since 2002

Mr. Mitchell, age 49, served as President of GPM, Inc., a family-owned investment company, from 1998 to 2006, and as Vice President for strategic planning from 2006 to 2007. He currently serves as President of Walton Mitchell & Co., Inc., a private energy investment company. Mr. Mitchell served on the Board of Directors of Mitchell Energy & Development Corp. from 1993 to 2002.

J. Larry Nichols	Director since 1971 Chairman of the Board Dividend Committee Chairman

Mr. Nichols, age 65, is a co-founder of Devon. He was named Chairman of the Board of Directors in 2000. He served as President from 1976 until 2003 and has served as Chief Executive Officer since 1980. Mr. Nichols serves as a director of Baker Hughes Incorporated and Sonic Corp. Mr. Nichols has a Bachelor of Arts degree in Geology from Princeton University and a law degree from the University of Michigan.

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Directors Whose Terms Expire in 2010 - Class I

	Thomas F. Ferguson	Director since 1982 Audit Committee Chairman

Mr. Ferguson, age 71, retired in 2005 from his position as Managing Director of United Gulf Management Ltd., a wholly-owned subsidiary of Kuwait Investment Projects Company KSC. He has represented Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

	John Richels	Director since 2007

Mr. Richels, age 57, was elected President of Devon in 2004 and he became a member of the Board in 2007. He previously served as a Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary. Mr. Richels joined Devon through its 1998 acquisition of Canadian-based Northstar Energy Corporation. Prior to joining Northstar, Mr. Richels was Managing and Chief Operating Partner of the Canadian-based national law firm, Bennett Jones. He holds a bachelor’s degree in economics from York University and a law degree from the University of Windsor.

Chairman Emeritus
	John W. Nichols	Director 1971-1999

Mr. Nichols, age 93, is one of our co-founders. He was named Chairman Emeritus in 1999. Mr. Nichols was Chairman of our Board of Directors when we began operations in 1971 and continued in this capacity until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.

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CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors met eight times in 2007. All Directors attended 75% or more of the total meetings of the Board of Directors and Committees on which they served. We require a majority of our Directors be in attendance at our annual meetings of stockholders. All Directors attended the 2007 Annual Meeting.

The Board is governed by the laws of the State of Delaware, our Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, charters of the Board’s standing committees and various federal laws. Copies of the following governance documents are available on our website at www.devonenergy.com and are available in print to any stockholder upon request:

•	Restated Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;
•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO);
•	Foreign Corrupt Practices Act Policy and Procedures; and
•	Committee Charters

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO and CAO will be posted on our website.

Also, on our website is information on our Environmental, Health and Safety Philosophy, and our Corporate Social Responsibility Report.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Dividend Committee, Governance Committee and Reserves Committee. The following table shows the current membership of each committee, each committee’s functions, and the number of meetings each committee held in 2007:

Number of
Meetings
Committee and Members	Function of Committee		in 2007

Audit Thomas F. Ferguson(1)(2)	•	Monitors the integrity of the Company’s financial statements and reporting system	9
Michael M. Kanovsky J. Todd Mitchell	•	Ensures that the Company complies with legal and regulatory requirements
Mary P. Ricciardello	•	Monitors the independent auditors’ qualifications and independence
	•	Monitors the performance of the Company’s internal auditors and independent auditors
	•	Monitors the Company’s corporate risk exposure and the procedures the Company has undertaken to monitor, control, and report corporate risk
	•	Monitors the business practices and ethical standards of the Company
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee

Compensation David M. Gavrin(1)	•	Reviews and approves compensation philosophy and strategy for the Company	7
David A. Hager John A. Hill Robert L. Howard	•	Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies
	•	Reviews and approves compensation philosophy and strategy for the Company
	•	Reviews and approves the Company’s employee benefit and incentive programs

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Number of
Meetings
Committee and Members	Function of Committee		in 2007
	•	Annually reviews and determines total compensation for any employee that is a member of the Board of Directors, currently the CEO and the President
	•	Reviews and approves total compensation for the Company’s executive officers in consultation with the CEO
	•	Reviews with the CEO and advises the Board with regard to executive officer succession planning	7
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee

Dividend J. Larry Nichols(1)	•	Declares the per share dividend together with the payable date and record date of the dividends as authorized by the Board of Directors	4(3)

Governance John A. Hill(1)	•	Identifies and recommends qualified individuals to become Board members	5
William J. Johnson Michael M. Kanovsky Mary P. Ricciardello	•	Evaluates and recommends nominees for election as Directors at the annual stockholders’ meetings or for appointment between annual stockholders’ meetings
	•	Evaluates and recommends compensation or revisions to compensation for members of the Board
	•	Develops, recommends and reviews corporate governance guidelines for the Company
	•	Performs such other duties and responsibilities as the Board shall approve and assign to the Committee

Reserves Robert L. Howard(1) David A. Hager	•	Performs an annual review and evaluation of the Company’s consolidated petroleum and natural gas reserves	2
William J. Johnson J. Todd Mitchell	•	Verifies the integrity of the Company’s reserves evaluation and reporting system
	•	Evaluates, prepares and discloses the Company’s compliance with legal and regulatory requirements related to its oil and gas reserves
	•	Investigates and verifies the qualifications and independence of the Company’s independent engineering consultants
	•	Monitors the performance of the Company’s independent engineering consultants
	•	Monitors and evaluates the business practices and ethical standards of the Company in relation to the preparation and disclosure of its oil and gas reserves

(1)	Chairman
(2)	Audit Committee financial expert
(3)	By written consent

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Director Independence

In accordance with our Corporate Governance Guidelines, the Board considered transactions and relationships between each Director or any member of the Director’s immediate family and us, our subsidiaries and affiliates. The Board has affirmatively determined that each of the current Directors and Peter J. Fluor, who served as a Director for a portion of 2007, with the exception of our Chairman and Chief Executive Officer, J. Larry Nichols, and our President, John Richels, is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE, and the SEC, have no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines and the NYSE.

Lead Director

The Board has a Lead Director whose primary responsibility is to preside over the executive session of the Board meeting in which Mr. Nichols, Mr. Richels and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. In 2007, the Lead Director presided over four executive sessions of the Board.

David M. Gavrin has served as our Lead Director since 2005 and will serve in that position until his retirement and a successor is named by the Board of Directors.

Director Communication

Any stockholder or other interested party may contact any of the Devon Directors, including the Lead Director or non-management directors as a group, by (i) U.S. mail c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260; (ii) contacting the Office of the Corporate Secretary at 405-235-3611; or (iii) sending an email to janice.dobbs@dvn.com. All calls or correspondence are anonymous and confidential. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of four independent non-management Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

We have adopted a Code of Business Conduct and Ethics which applies to all of our Directors, officers and employees. The Code of Business Conduct and Ethics is posted on our website at www.devonenergy.com. The Code of Business Conduct and Ethics describes our policies and standards for protecting our integrity and provides guidance to our Directors, officers and employees in recognizing and properly resolving any ethical and legal issues that may be encountered while conducting our business. The Code of Business Conduct and Ethics provides that our Directors or officers may not act on our behalf as a principal in any transaction with a supplier, competitor or customer in which an affiliate of such Director or officer is a principal, officer or representative in such transaction, without prior approval of the Audit Committee. It is the policy of the Audit Committee to review the terms and substance of any potential related party transaction for purposes of determining whether a waiver to the Code of Business Conduct and Ethics should be granted.

Our Audit Committee reviews information provided in the annual Director questionnaire relating to transactions between us and the Director to determine if the Director meets our and the NYSE’s independence standards. The Board confirms the independence of each Director upon receiving the Audit Committee recommendation.

During 2007 there have been no “related person transactions” as defined by applicable SEC regulations.

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Director Compensation for the Year Ended December 31, 2007

Under our Corporate Governance Guidelines, non-management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Directors who are also our employees receive no additional compensation for service as a Director. The following table shows compensation for non-management Directors for 2007:

	Fees Earned or Paid	Stock Awards	Option Awards	Total
Name	in Cash ($)	($)(1) (2)	($)(1) (2)	($)
Thomas F. Ferguson	93,000	88,579	116,918	298,497
Peter J. Fluor	33,000	—	—	33,000
David M. Gavrin	85,000	88,579	116,918	290,497
David A. Hager	25,833	12,577	109,447	147,857
John A. Hill	89,000	88,579	116,918	294,497
Robert L. Howard	87,000	88,579	116,918	292,497
William J. Johnson	76,000	88,579	116,918	281,497
Michael M. Kanovsky	88,000	88,579	116,918	293,497
J. Todd Mitchell	79,000	88,579	116,918	284,497
Mary P. Ricciardello	10,333	3,514	118,438	132,285

(1)	Restricted stock grants were made on June 6, 2007 and valued at $79.57 per share. Restricted stock grants were also made on August 31, 2007 to Mr. Hager and November 30, 2007 to Ms. Ricciardello and valued at $75.31 and $82.81 per share, respectively. Stock option grants were made on June 6, 2007 at an exercise price of $79.57 and a SFAS 123(R) value of $38.97 per share. A stock option grant was also made on August 31, 2007 to Mr. Hager and on November 30, 2007 to Ms. Ricciardello at an exercise price of $75.31 and $82.81, respectively, and a SFAS 123(R) value of $36.48 and $39.47 per share, respectively. The dollar amounts reported in these columns are compensation costs recognized in our 2007 financial statements pursuant to SFAS No. 123(R) (disregarding any estimate of forfeitures related to service-based vesting conditions) on a grant-by-grant basis. Peter J. Fluor did not stand for re-election for the Board of Directors at the 2007 Annual Meeting of Stockholders and forfeited 3,000 shares of restricted stock that had not vested on that date. For a discussion of valuation assumptions, see Note 9 - Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	The following table represents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our non-management Directors as of December 31, 2007:

			Outstanding Option
Name	Outstanding Stock Awards		Awards
Thomas F. Ferguson	5,000		40,000
Peter J. Fluor	—	(a)	41,152
David M. Gavrin	5,000		46,000
David A. Hager	2,000		3,000
John A. Hill	5,000		36,800
Robert L. Howard	5,000		42,412
William J. Johnson	5,000		34,000
Michael M. Kanovsky	5,000		40,000
J. Todd Mitchell	5,000		22,000
Mary P. Ricciardello	2,000		3,000

(a)	Peter J. Fluor did not stand for re-election for the Board of Directors at the 2007 Annual Meeting of Stockholders and forfeited 3,000 shares of restricted stock that had not vested on that date.

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Annual Retainer and Meeting Fees

The following is a schedule of annual retainers and meeting fees for non-management Directors in effect during 2007:

Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of Audit Committee	$15,000
Additional Annual Retainer to Chairman of Compensation, Governance and Reserves Committees	$10,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board Meeting attended in person	$2,000
Fee for each Board Meeting attended via telephone	$1,000
Fee for each Committee Meeting attended in person	$2,000
Fee for each Committee Meeting attended via telephone	$1,000

All non-management Directors are reimbursed for out-of-pocket expenses they incur serving as Directors.

Annual Equity Awards

In June 2007, our non-management Directors were granted an annual award of 3,000 stock options and 2,000 shares of restricted stock under our 2005 Long-Term Incentive Plan. Stock and option awards to non-management Directors are granted immediately following each Annual Meeting. Options vest on the date of grant and are granted at an exercise price equal to the closing price of our common stock on that date. Unexercised options will expire eight years from the date of grant. Stock awards vest 25% on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of our common stock.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee operates under a written charter approved by the Board of Directors. The charter may be viewed on the Company’s website at www.devonenergy.com. The Governance Committee is comprised of four independent Directors.

The Governance Committee is responsible for proposing qualified candidates to serve on the Board of Directors, and reviews with the Board special director qualifications, taking into account the composition and skills of the entire Board, and specifically ensuring a sufficient number of the members of the Board are financially literate. The Governance Committee will consider nominees recommended by stockholders and will give appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2009 Annual Meeting of Stockholders may do so by submitting in writing such nominee’s name in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Pursuant to our Bylaws, stockholders may nominate a person for election or re-election as a director by delivering a timely notice to our Corporate Secretary at the address above. Please see “Submission of Stockholder Proposals and Nominees” for a discussion of the deadlines for delivering such notice. The stockholder’s notice must contain:

•	all information relating to each person being nominated that is required to be disclosed with respect to such person pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner, if any;

•	the class and number of shares of our stock which are owned beneficially and of record by the stockholder giving the notice and the beneficial owner, if any;

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination; and

•	a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

The Board will take reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and will make final director candidate recommendations to the Board. The basic qualifications, which are identified in our Corporate Governance Guidelines, that the Governance Committee looks for in a director are:

•	independence;

•	integrity and accountability;

•	informed judgment;

•	peer respect;

•	high performance standards;

•	passion for the Company’s performance; and

•	creativity.

Following election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting following the 73rd birthday of a Director;

•	a recommendation that a director not serve on more than five public company boards in addition to serving on the Company’s Board;

•	“majority voting,” which requires a nominee for director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the Director receives a greater number

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of “withheld” votes than “for” votes. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of the Company; and

•	prompt notification to the Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public company or any assignment to the Audit or Compensation Committees of the board of any public company.

The Governance Committee also plays a leadership role in shaping the Company’s corporate governance. It undertakes an annual corporate governance self-assessment, consisting of a thorough review of the Company’s corporate governance practices. The Governance Committee reviews the Company’s practices and best practices followed by other companies. The goal is to maintain a corporate governance framework for the Company that is effective and functional and that fully addresses the interests of the Company’s stakeholders. The Governance Committee determined that the Company operates under many corporate governance best practices. The Governance Committee may from time to time recommend enhanced corporate governance standards to the Board. The Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the charters for each of the Board’s Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents, and others related to corporate governance, are available on the Company’s website at www.devonenergy.com.

With the Company’s fundamental corporate governance practices firmly in place and annually evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees and an annual self-assessment of the performance and effectiveness by each member of the Board to enable the Company to maintain its position at the forefront of corporate governance best practices.

John A. Hill, Chairman
William J. Johnson
Michael M. Kanovsky
Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee which is comprised of four independent Directors. The Board and the Audit Committee believes that the Audit Committee’s current membership satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined under the listing standards of the NYSE. Also, for purposes of complying with the listing standards of the NYSE, the Board has determined that Michael M. Kanovsky’s simultaneous service on the audit committees of three other public companies does not impair his ability to serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Charter is available on the Company’s website at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and the audited financial statements in the Annual Report. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2007, the Audit Committee:

•	reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, and the effective operation of, the Company’s internal controls over financial reporting;

•	reviewed with independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committee;

•	discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by the Independence Standards Board Standard No. 1;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee has approved KPMG LLP as the Company’s independent auditors for the year ending December 31, 2008.

Thomas F. Ferguson, Chairman
Michael M. Kanovsky
J. Todd Mitchell
Mary P. Ricciardello

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Independent Auditors’ Fees

Under the terms of its charter, the Audit Committee approves the fees we pay our independent auditors. For the years ended December 31, 2007 and December 31, 2006, we paid the following fees to KPMG LLP:

	2007	2006

Audit fees	$3,719,000	$3,300,000
Audit related fees	$275,000	$290,000
Tax fees	$205,000	$323,000
All other fees	$—	$—

	$4,199,000	$3,913,000

Audit fees include services for the audits of the financial statements and the effective operation of our internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of employee benefit plans and certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees. The Audit Committee has considered whether the provisions of audit related services and tax services are compatible with maintaining KPMG LLP’s independence and has determined the auditors’ independence is not impaired.

Audit Committee Pre-Approval Policies and Procedures

All of the 2007 and 2006 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence.

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

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RESERVES COMMITTEE REPORT

The Board of Directors established a Reserves Committee in 2004, comprised of four independent Directors, Messrs. Hager, Howard, Johnson and Mitchell. The Reserves Committee operates under a charter approved by the Board of Directors. The charter is available on the Company’s website at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the evaluation and reporting process of the Company’s oil, gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 of reserves, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2007, the Reserves Committee has:

•	approved AJM Petroleum Consultants, LaRoche Petroleum Consultants, Ltd. and Ryder Scott Company L.P., as the Company’s independent engineering consultants for the year ending December 31, 2007;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•	met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern in respect to the evaluation of the reserves;

•	reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	ensured that the independent engineering consultants were independent prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board of Directors, and the Board has approved, that the reserves reports be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Robert L. Howard, Chairman
David A. Hager
William J. Johnson
J. Todd Mitchell

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We depend on the performance of highly-trained, experienced and committed executive officers who have the skill sets, education, experience, and personal qualities necessary to manage an oil and gas business to the benefit of its stockholders. Accordingly, our executive compensation program is designed and administered to attract and retain such individuals in a competitive market for talent. At the same time, we must be flexible enough to adapt to unexpected developments in the oil and gas industry and volatility in the commodities markets.

As used in this Compensation Discussion and Analysis:

•	the terms “senior executive officers” and “senior executives” refer to the Company’s Senior Vice Presidents, President and Chief Executive Officer (CEO);

•	the terms “executive officers” and “executives” refers to the Company’s senior executive officers and the Company’s Vice Presidents; and

•	the terms “named executive officers” and “named executives” refer to the Company’s CEO, the Company’s principal financial officer, and three most highly compensated other executive officers.

Compensation Philosophy and Objectives

Overview

The Company has a two-pronged operating strategy, which includes:

•	the investment of the majority of our capital budget in low-risk exploitation and development projects capable of producing reliable, repeatable results over the near-term; and

•	the investment of a measured amount of our capital budget in longer-term initiatives with higher-impact potential to replenish our development inventory for the future.

We believe that this operating strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, our executive compensation program is designed to strike the appropriate balance between the near-term and the long-term.

The goals of the program are to:

•	motivate, reward and retain management talent to support our goal of increasing shareholder value;

•	effectively compete against other oil and gas companies for executive talent;

•	take into consideration developments within the oil and gas industry;

•	provide a balance between the achievement of near-term and long-term objectives; and

•	emphasize direct compensation over indirect compensation, such as benefits and perquisites.

The following table gives a broad overview of the elements of our executive compensation program, including the description and purpose of each element as well as market guidelines generally targeted by us. In each case, the desired market position is relative to executives at peer companies, which is discussed in further detail below under “Benchmarking.”

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Desired Market
Position Relative to
Compensation Component	Description and Purpose	Peer Group
Base Salary	Provides fixed compensation to pay for experience, expertise, and knowledge	At or above the 50th percentile
Annual Cash Bonus	Emphasizes near-term performance results and current decision-making that affects long-term value creation	Near the 75th percentile based on performance
Long-Term Incentive Awards
Aligns executives’ long-term interests with those of our shareholders

Promotes retention of executives through time-based vesting of awards

Provides for meaningful share ownership opportunities

Emphasizes long-term performance results
Near the 75th percentile based on performance
Retirement and Other Benefits
Retirement benefits provide long-term financial security

Other benefits include basic health and welfare programs provided to all employees

Severance benefits allow for financial security in certain cases of termination
Provide program offerings competitive with the peer group

Generally, we target total direct compensation for executive officers, which we define as the aggregate of base salary, annual cash bonus, and long-term incentive awards, between the 60th and 75th percentiles of the peer group. The most recent data available to the Company in 2007 indicated that its total direct compensation for named executive officers ranged from below the median to approximately the 75th percentile at that time.

Balancing Pay for Near-Term and Long-Term Performance

To reinforce the goals of delivering both near-term results and long-term shareholder value, the Company provides executives both annual cash bonuses and long-term incentive awards. We believe that properly allocating these pay components is critical in motivating executives to carry out our two-pronged operating strategy. Overall, the value of an executive’s total compensation is weighted in favor of long-term incentives.

Compensation Weighted Toward Incentive Pay

We believe that the proportion of an employee’s total direct compensation that varies based on performance should increase as the scope of the individual’s ability to influence our results increases. Since executive officers have the greatest responsibility for, and influence over, our results, a significant portion of their overall compensation

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consists of incentive pay that is “at risk.” In 2007, for example, approximately 90% of the estimated value of the total direct compensation of our CEO was at risk. The estimated value of the total direct compensation at risk in 2007 for all other named executive officers ranged from approximately 80% to 90% of their total direct compensation.

Compensation Process

Our process for reviewing and determining the compensation for named executive officers involves the Compensation Committee of the Board of Directors (the “Committee”), senior executive officers of the Company, and an independent compensation consultant. The roles of these individual parties are described further in the following sections.

Role of the Compensation Committee and Senior Executive Officers

Our executive compensation philosophy is established by the Committee, which also administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors. The charter is available on our website at www.devonenergy.com.

Each year, the Committee conducts an individual, in-depth interview of each senior executive officer to discuss the officer’s analysis of the Company’s performance for the year and the performance within his or her area of responsibility. We believe this to be a unique practice among compensation committees. In addition, the CEO and the President discuss with the Committee their evaluation of each senior executive’s performance, role, development, and potential to take on greater or different responsibilities. The CEO and President then make recommendations to the Committee for changes to compensation for senior executive officers. Neither the CEO nor the President makes any recommendation to the Committee regarding his own pay.

The Committee takes into consideration the CEO’s and President’s recommendations, the Committee’s own review of competitive market data, recent Company performance, interviews with the senior executives and our compensation philosophy. The Committee then determines the pay levels for each named executive officer. In executive session and without any executive officer present, the Committee determines the CEO’s and President’s pay levels.

Mr. Heatly, the Company’s vice president of accounting, is included in the group of named executive officers solely because he is the Company’s principal financial officer and not because he was one of the most highly paid senior executive officers. Mr. Heatly was not a senior executive officer in 2007. Therefore, his salary and bonus were determined in accordance with the compensation practices applied to the other non-executive officers of the Company. For the purposes of the discussion of executive officer compensation practices set forth in this Compensation Discussion and Analysis, the term named executive officers does not included Mr. Heatly.

2007 pay decisions are discussed further in the “Executive Compensation in 2007” section below.

Role of the Independent Compensation Consultant

In 2007, the Committee retained the services of an independent compensation consulting firm, Hewitt Associates (the “Compensation Consultant”), to evaluate the competitiveness of our programs and assist with executive compensation program design. The Committee did not direct Hewitt to perform the above services in any particular manner or under any particular method. All of the decisions with respect to the Company’s executive compensation were made by the Committee alone. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee evaluates the Compensation Consultant annually. The Company’s Board has adopted a policy that prohibits the Compensation Consultant from providing any service to the Company, or its management, other than the services provided to the Committee.

Benchmarking

To successfully compete for executive talent, the Company annually compares the compensation of its executives against the compensation of comparable executives. The Company

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establishes a peer group consisting of oil and gas and energy services companies having similar asset, revenue and enterprise value profiles as the Company. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing similar positions and scope of responsibility.

For 2007, the Committee approved a peer group of 21 companies listed below:

Anadarko Petroleum Corporation
Apache Corporation
Baker Hughes Incorporated
Chesapeake Energy Corporation
Chevron Corporation
ConocoPhillips
Dominion Resources, Inc.
El Paso Corporation
EnCana Corporation
EOG Resources, Inc.
Halliburton Company
Hess Corporation
Marathon Oil Corporation
Murphy Oil Corporation
Nabors Industries Ltd.
Occidental Petroleum Corporation
Schlumberger Limited
Tesoro Corporation
Transocean Inc.
Valero Energy Corporation
The Williams Companies, Inc.

The Company’s benchmarking analysis consists of all components of total direct compensation, including base salary, annual bonus and long-term incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group and the Compensation Consultant’s proprietary databases. The information available in comparing compensation paid by the Company in the past as well as setting current compensation typically is from the prior year. Thus, when setting current compensation, the Committee works with the Compensation Consultant to adjust the data to account for known or perceived changes in the market between the effective date of the data and the current date.

For 2007, the named executive officers were included in the benchmarking analysis. The Committee did not place any particular emphasis on the market benchmark data for Mr. Smette, as he has a unique role relative to other executives in the peer group. Please see the “Material Differences in Pay Decisions for Named Executive Officers” section for additional information.

Executive Compensation in 2007

Overview

We use several different compensation elements in our executive compensation program for the purpose of addressing both near-term and longer-term value creation for the Company. As described earlier, the primary components of our executive compensation program are:

•	base salary;

•	annual cash bonus;

•	long-term incentives; and

•	retirement and other benefits.

The design of each compensation element and 2007 pay decisions are described further in the sections that follow.

Base Salary

The Committee reviews and determines, on an annual basis, the base salaries of our named executive officers. Mr. Heatly’s base salary is determined by Mr. Richels. We consider a competitive base salary vital to ensuring the continuity of our management. The following factors are considered when establishing base salaries for the named executive officers:

•	external market forces and data, including the competitive market information provided by the Compensation Consultant;

•	the scope of responsibility, experience and tenure of each executive;

•	the development plans for the executive and his potential to take on greater or different responsibilities; and

•	internal equity considerations.

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We believe that the Company’s ability to achieve its objectives depends in large part on employing an executive leadership team that has a combination of significant industry experience and longevity with the Company. In order to attract and retain such executives, their base salaries must be competitive with the base salaries of executive officers of peer companies with whom we compete for executive personnel. Therefore, the primary driver for setting base salaries is market competitiveness. We believe that targeting base salaries at or slightly above the market median enables us to compete successfully and allows us to emphasize variable compensation appropriately.

The 2007 benchmarking indicated that base salaries for the named executive officers would generally meet the Company’s market objective on an overall basis, with individual salaries ranging from slightly below the median to above the 75th percentile of the benchmarking data.

Please refer to the Summary Compensation Table for further information on the base salaries of named executive officers.

Annual Cash Bonus

The Committee awards, on an annual basis, cash bonuses to our named executive officers. Mr. Heatly’s cash bonus is determined by Mr. Richels. The Committee believes that executives’ cash bonuses should reflect, above all, the ongoing enhancement of shareholder value, both in the short-term and the long-term. In that regard, bonuses awarded by the Committee are intended to be competitive with the market while rewarding senior executives for:

•	delivering near-term financial and operating results;

•	developing long-term growth prospects;

•	fostering internal talent;

•	ensuring positive relationships with regulators, landowners and other stakeholders;

•	continuous improvement in the efficiency and effectiveness of business processes; and

•	building a culture of mutual respect and teamwork focused on creating long-term shareholder value.

To that end, in determining the appropriate bonus amounts, the Committee considers recent Company performance; each senior executive officer’s individual performance during the year; competitive market conditions; historical practices; incentive awards for others in the organization; and our compensation philosophy. The Committee does not assign target or maximum cash bonus award levels to the named executives.

When evaluating recent Company performance, the Committee considers performance against goals approved by the Board at the beginning of the year. The Company’s performance goals cover a number of both quantitative and qualitative targets. Consistent with the flexible nature of the annual bonus program, the Committee does not assign any specific weight to any particular performance goal nor is any specific weight assigned to the performance goals in the aggregate.

The Committee considers not only the Company’s performance during the year with respect to the quantitative and qualitative goals set at the beginning of the year, but also market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments, and other extenuating circumstances. In short, the Committee analyzes the total mix of available information (including performance against any quantitative performance goals) on a qualitative, rather than quantitative, basis in making bonus determinations.

For 2007, the Committee noted, in its evaluation of Company performance:

•	continued success and leadership in developing the Barnett Shale in north Texas;

•	the commencement of production by the Company from the Merganser field in the deepwater Gulf of Mexico;

•	completion of construction at the Jackfish project in the Alberta oil sands;

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•	increased production from the Lloydminster area of Canada;

•	initial production in the Polvo field offshore Brazil; and

•	progress in developing discoveries in the Lower Tertiary trend of the Gulf of Mexico.

Further, the Committee determined that the Company substantially met the goals related to:

•	production volumes;

•	reserves additions;

•	execution of the capital budget;

•	both drill-bit and all-sources finding and development costs;

•	operating expenses; and

•	operating profit from both the exploration and production business and the marketing and midstream business.

With respect to finding and development costs, the Committee especially noted that the Company achieved competitive costs even while it invested significant capital in long-term projects that were not expected to yield new reserve additions in 2007. The Committee concluded that negative variances from performance goals were minor and due to circumstances largely beyond management’s control.

The Committee determined that the Company had substantially met the goals related to environmental, health and safety performance, though it noted that improvement was needed in the area of tracking corrective actions. With respect to regulatory matters, the Committee determined that the Company managed favorable permitting turnaround times and conducted our operations in a manner so as to avoid any material operational delays related to regulatory action. The Committee also found that considerable efforts had been made to broaden and strengthen the Company’s relationships with key stakeholders. In addition, the Committee considered the significant strides made by the Company in improving the efficiency of business processes. The Committee did note that workforce planning and leadership development efforts had been delayed but that momentum had been achieved in each of these areas.

The Committee conducted a thorough evaluation of individual senior executive performance, including the individual, in-depth interviews described above. Among the named executives for which it made bonus determinations, the Committee determined that each had made the expected balanced contribution to overall results.

While our approach to annual bonuses is not formulaic, it is methodical and purposeful. We have considered the relative merits of a non-formulaic, subjective approach to paying annual bonuses versus a formulaic approach. We have concluded that the present non-formulaic approach results in the creation of a highly-effective, nimble management team that is evaluated on its ability to be flexible in addressing changing market and industry conditions while executing the Company’s overall business strategy. We think the Company’s recent and long-term performance demonstrate that this flexible approach works well.

The 2007 benchmarking indicated that bonuses for the named executive officers would generally meet the Company’s market objective on an overall basis, with individual bonuses ranging from below to above the 75th percentile of the benchmarking data.

For additional detail on the bonuses awarded in 2007, please refer to the Summary Compensation Table.

Long-Term Incentives

Overview

A key component of our compensation program is to reward executives for long-term strategic accomplishments and enhancement of longer-term shareholder value through equity-based long-term incentives. We believe that long-term incentive compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the goal of maximizing shareholder value.

The Company grants long-term incentive awards to named executive officers at the year-end Committee meeting in December. The Committee

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does not backdate stock option grants and does not time the grant of awards in coordination with the release of material nonpublic information.

We have established long-term incentive target values for each level of responsibility within the Company, including the named executive officers. Similar to our process for annual cash bonuses, in determining the value of long-term incentives to be awarded to our executives, the Committee takes into account:

•	recent Company performance;

•	each executive officer’s individual performance during the year;

•	competitive market conditions;

•	historical practices;

•	incentive awards for others in the organization;

•	the Company’s desire for its long-term incentive plans to accommodate an awards program lasting between four and six years; and

•	our compensation philosophy.

For 2007, the Company made grants of long-term incentive awards to named executive officers in the form of stock options and time-vested restricted stock. One-half of the total award value was granted in options, and one-half of the award value was granted in restricted stock. We believe this combination provides a balance between shareholder value creation and executive stock ownership and retention.

Benchmarking conducted in 2007 indicated that the value of long-term incentives awarded to the named executive officers in 2006 generally fell below the Company’s market objective on an overall basis, with individual long-term incentive opportunities ranging from below to above the median.

Based on the 2007 benchmarking results and the Company’s compensation philosophy, the Committee approved the following grants during its year-end meeting:

	2007	2007
Name	Option Awards	Stock Awards
J. Larry Nichols	153,400	58,500
John Richels	76,800	29,200
Danny J. Heatly	18,000	6,936
Stephen J. Hadden	46,100	17,500
Darryl G. Smette	30,200	11,500

Each type of award is described further below. For additional detail on the Company’s long-term incentive award grants in 2007, please refer to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Stock Options

Stock options are intended to align executives’ interests with those of shareholders by providing an incentive for executives to enhance shareholder value. Due to the significance of the risk/reward profile of stock options, executives stand to gain from their receipt of stock options only to the extent our common stock appreciates in value. The vesting schedule provides incentive to continue service with the Company for an extended period. For awards made in 2007, 20% of the stock options immediately vested and became exercisable on the grant date. An additional 20% of each grant vests and becomes exercisable on each of the first four anniversaries of the original grant.

Restricted Stock

Restricted stock awards are grants of our common stock that will only be earned by an executive officer when the restrictions lapse and only if the individual continues to be employed by us at that time. During the vesting period, the forfeitable value of a restricted stock award is less volatile than the forfeitable value of a stock option award with same economic value at grant. A more constant forfeitable value makes restricted shares an effective tool for

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attracting and retaining top executive talent in a competitive industry. For awards made in 2007, one quarter of each award vests on each of the first four anniversary dates of the original grant. As with stock options, the vesting schedule provides incentive to continue service with the Company for an extended period.

Stock Ownership

While we encourage executives to own and hold our stock, we have not adopted any specific executive stock ownership criteria. We periodically review the number of shares owned by our executives and note that they generally maintain ownership levels we believe align their interests with those of shareholders. For additional detail on the stock owned by our named executive officers, please refer to the Stock Ownership Table on page 49.

Retirement and Other Benefits

Overview

Our executive officers are eligible for the same medical and dental insurance, accidental death insurance, disability insurance, vacation, and other similar benefits as the rest of our full-time employees. We offer all employees participation in two types of retirement plans.

Our retirement plans and other benefits for our employees, including the named executive officers, are described in the sections that follow.

Defined Contribution Retirement Plans

Our 401(k) Plan allows employees to defer a portion of their compensation into a retirement savings account. We match up to the first six percent of each employee’s compensation (base pay and bonus) contributed to this plan, up to certain limits imposed by the IRS. Additionally, executives and certain other employees can elect to participate in our non-qualified deferred compensation plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows participants to set aside more of their compensation for retirement than is allowed in the 401(k) Plan. In addition, to the extent that tax rules limit our ability to make the full six percent match to the 401(k) Plan, such contribution is made to the Deferred Compensation Plan. Our matching contributions to the 401(k) Plan and Deferred Compensation Plans are included in the All Other Compensation column of the Summary Compensation Table on page 30.

Defined Benefit Retirement Plans

Our named executive officers participate in our qualified Retirement Plan for Employees of Devon Energy (the “Defined Benefit Plan”). This plan provides benefits based on compensation and years of employment service with us. Each eligible employee who retires is entitled to receive annual retirement income of 65% (or 60% if compensation exceeds $220,000) of his or her final average compensation (which consists of the average of the highest three consecutive years’ compensation out of the last 10 years), less any benefits due to the participant under Social Security, times a fraction, the numerator of which is credited years of service up to a maximum of 25 and the denominator of which is 25 (or service projected to age 65 if greater, for employees whose compensation exceeds $220,000). This fraction cannot be greater than one. Employee contributions to this plan are neither required nor permitted. Benefits under this plan are reduced for certain highly compensated employees, including our named executives, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and the Code.

Executive officers and certain other employees are also eligible to participate in the non-qualified Benefit Restoration Plan (“BRP”). The purpose of this plan is to restore the benefits for selected employees because their benefits under the Defined Benefit Plan are reduced due to Code limitations. The provisions of the BRP essentially mirror those of the Defined Benefit Plan. Any benefits to which an employee is entitled under this plan are offset by benefits payable under the Defined Benefit Plan.

We also offer participation in the Supplemental Retirement Income Plan (“SRIP”) to a certain group of senior officers, including all of the named executive officers. The purpose of this non-qualified plan is to provide additional retirement benefits for these executives. Executive officers may receive benefits under

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the SRIP or the BRP but no duplication of benefits is allowed. The SRIP provides superior benefits to the BRP; however, an executive’s benefits under the SRIP vest after 10 years of service compared to five years of service required for vesting under the BRP. Superior benefits under the SRIP as compared to the BRP are the following:

•	benefits under the SRIP are accrued over 20 years of service while benefits under the BRP are accrued over 25 years of service; and

•	the executive is paid a lump sum equivalent of the benefits accrued under the SRIP if the executive is terminated without cause after a change in control of the Company. The BRP does not contain a similar provision.

The present values of the accumulated benefits of our named executive officers under the Defined Benefit Plan and the SRIP are disclosed in the Pension Benefits Table on page 37.

Changes to Defined Contribution and Defined Benefit Retirement Plans

In 2007, we adopted an enhanced defined contribution structure related to our 401(k) Plan that became effective January 1, 2008. Participants in this enhanced defined contribution structure will continue to receive a discretionary matching contribution of 6% of their contributions to the 401(k) Plan, or 3% in the case of participants with less than five years of benefit service. These participants will also receive additional, nondiscretionary contributions by Devon calculated as a percentage of annual compensation. The percentage will vary based on the employee’s years of service.

On or before November 15, 2007, existing eligible employees elected to either continue to participate in the defined benefit plan or participate in the enhanced defined contribution structure of the 401(k) Plan. Employees who elected to continue participating in the defined benefit plan will continue to accrue benefits under the existing provisions of such plans and will receive a matching contribution of 6% of their contributions to the 401(k) Plan. Employees who elected to participate in the enhanced defined contribution structure will receive enhanced contributions to the 401(k) Plan and will retain the benefits that they have accrued under the defined benefit plan as of December 31, 2007. However, such employees will only be entitled to the benefits that they have accrued in the defined benefit plan as of December 31, 2007, after all applicable vesting requirements have been met. Employees hired on or after October 1, 2007 will not have an election and will only participate in the 401(k) Plan and the enhanced defined contribution structure.

Material Differences in Pay Decisions for Named Executive Officers

Mr. Nichols’ compensation is higher than that of other currently employed executives primarily because of his seniority, his long tenure with the Company, his status as a founder of the Company, the compensation levels of comparable executives of other companies against whom his compensation is targeted, and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Nichols’ compensation recognizes the larger leadership role he has taken with respect to matters affecting the oil and gas industry, generally, at a time that the industry has been subjected to increased legislative, regulatory and media scrutiny.

Mr. Richels’ total compensation is higher than that of other named executive officers, except for Mr. Nichols, primarily because of his seniority, experience and stature in the industry, his reporting relationship to the CEO, the compensation levels of comparable executives of other companies against whom his compensation is targeted, and his greater influence over and responsibility for the entire Company (as opposed to a distinct division or function). In addition, Mr. Richels’ compensation recognizes the larger leadership role he has taken with respect to day-to-day Company matters as Mr. Nichols has been required to give more attention to industry matters.

Mr. Hadden’s and Mr. Smette’s total compensation levels reflect their roles and responsibilities as the heads of the Company’s two operating divisions - Mr. Hadden for

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exploration and production and Mr. Smette for midstream and marketing - their individual contributions to the Company and the officer team, and pay levels for similar positions at our peer companies. Because Mr. Smette also is responsible for the Company’s hedging program and procurement strategy, his role is somewhat unique versus our peer companies, and the Committee places less emphasis on market benchmarks when determining his compensation.

Mr. Heatly, the Company’s vice president of accounting, is included in the group of named executive officers solely because he is the Company’s principal financial officer and not because he was one of the most highly paid executive officers. As described above, Mr. Heatly was not a senior executive officer in 2007. Accordingly, his compensation arrangements are more in line with other non-senior executive officers.

Other Benefits

We provide executive officers with other perquisites on a limited basis. For example, Messrs. Nichols and Richels may make personal use of our aircraft on a very limited basis; however, in most circumstances, they do not use the Company aircraft for personal trips. Additionally, personal use of our aircraft by other officers may be appropriate if there is a health-related or other emergency reason, the flight coincides with a business-related flight, or if there is some urgent matter requiring the executive’s attendance.

Post-Termination or Change in Control Benefits

We currently have employment agreements with each of our named executive officers with the exception of Mr. Heatly, with whom we have a severance agreement. These agreements give the named executive officers certain additional compensation if their employment is involuntarily terminated other than for cause or if the executive voluntarily terminates his or her employment for good reason, as those terms are defined in their agreements. Also, in these situations, the unvested long-term incentive awards for each of the named executive officers become fully vested and each of our named executive officers, with the exception of Mr. Heatly, becomes fully vested in his SRIP benefit.

If a named executive officer, other than Mr. Heatly, is terminated within two years of a change in control, the executive is also entitled to an additional three years of service credit and age in determining entitlement to retiree medical benefits and SRIP benefits. If Mr. Heatly is terminated within two years of a change in control, he is entitled to an additional two years of service credit and age in determining his entitlement to retiree medical benefits.

As described earlier, Mr. Heatly was not a senior executive officer in 2007. Accordingly, his benefits arrangements are more in line with other non-senior executive officers.

Please refer to the Potential Payments Upon Termination or Change In Control section for more information.

Consideration of Tax Implications

Section 162(m) of the Internal Revenue Code (the “Code”) disallows, with certain exceptions, a federal income tax deduction for compensation over $1,000,000 paid to the CEO or any other named executive officer except the Chief Financial Officer. One exception applies to “performance-based compensation” paid pursuant to shareholder-approved employee benefit plans (essentially, compensation that is paid only if the individual’s performance meets pre-established objective performance goals using performance measures approved by our shareholders).

Although we have generally attempted to structure executive compensation so as to preserve deductibility, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Code. A portion of the payments made under our current annual cash compensation program are not deductible in accordance with the provisions of Section 162(m). However, the Committee has determined that the benefit of enhanced flexibility in program design outweighs the value of the lost deduction.

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A portion of the stock options we granted to our executives are incentive stock options, which allow the executives to defer the payment of certain taxes upon exercise of the options and provide for the characterization of certain gains as long-term capital gains.

Section 422 of the Code limits the amount of incentive stock options that may vest for any one employee each year. Section 422 provides that, to the extent the aggregate fair market value of stock with respect to which incentive stock options become exercisable each year exceeds $100,000, such stock options will be treated as nonqualified stock options. We take this $100,000 limit into consideration when granting incentive stock options to our executives, so that their incentive stock options will not be recharacterized as nonqualified stock options.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David M. Gavrin, Chairman
David A. Hager
John A. Hill
Robert L. Howard

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SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our named executive officers for the years ended December 31, 2007 and 2006. The named executive officers are our Chief Executive Officer, our principal financial officer and our three other most highly compensated executive officers for the year ended December 31, 2007.

						Change in
						Pension Value
						and Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	($)
J. Larry Nichols	2007	1,200,000	2,600,600	2,898,547	3,229,752	2,425,191	306,409	12,660,499
Chairman of the Board and	2006	1,200,000	2,600,600	2,108,855	2,357,432	4,402,009	302,958	12,971,854
Chief Executive Officer

John Richels	2007	950,000	1,750,600	1,170,183	1,023,815	577,484	148,111	5,620,193
President	2006	825,000	1,500,600	810,596	816,747	1,098,086	146,108	5,197,137

Danny J. Heatly	2007	300,000	320,600	409,489	371,934	157,740	37,787	1,597,550
Vice President - Accounting	2006	280,000	250,600	311,850	367,213	179,983	33,469	1,423,115
(principal financial officer)

Stephen J. Hadden	2007	625,000	950,600	733,224	623,554	283,730	63,144	3,279,252
Senior Vice President	2006	575,000	875,600	559,365	387,580	207,655	68,717	2,673,917

Darryl G. Smette	2007	575,000	875,600	723,748	634,635	758,532	107,965	3,675,480
Senior Vice President	2006	550,000	850,600	562,411	637,772	1,363,390	103,204	4,067,377

(1)	The dollar amounts reported in these columns are compensation costs recognized in our financial statements for the applicable year pursuant to SFAS No. 123(R). For a discussion of the valuation assumptions, see Note 9 — Share Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. No option or stock awards granted to our named executive officers were forfeited during either year.

(2)	The amounts in this column reflect the aggregate change in the actuarial present value of each executive officer’s accumulated benefits under our Defined Benefit Plan and the SRIP during the applicable year. The amounts shown were not paid to the executives. None of our named executive officers received above market or preferential earnings on deferred compensation in either year.

(3)	Details of the amounts in this column are shown in the following table.

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The following table shows the components of “All Other Compensation” in the previous table.

Dividends
		on	Group Term		Deferred
		Unvested	Life	401(k) Plan	Compensation	Personal
		Restricted	Insurance	Employer	Plan Employer	Air
		Stock	Premiums	Match	Match	Travel	Total
Name	Year	Awards ($)	($)	($)	($)	($)(1)	($)
J. Larry Nichols	2007 2006	59,346 59,009	14,478 7,524	13,500 13,200	190,800 185,400	28,285 37,825	306,409 302,958
John Richels	2007 2006	21,928 19,306	4,902 4,902	13,500 13,200	103,800 99,900	3,981 8,800	148,111 146,108
Danny J. Heatly	2007 2006	8,369 8,823	1,518 1,408	13,500 13,200	14,400 10,038	— —	37,787 33,469
Stephen J. Hadden	2007 2006	14,909 15,095	2,622 2,622	13,500 13,200	30,000 37,800	2,113	63,144 68,717
Darryl G. Smette	2007 2006	14,837 15,922	7,524 4,902	13,500 13,200	67,800 65,400	4,304 3,780	107,965 103,204

(1)	The incremental cost of personal use of our aircraft is calculated based on our average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours our aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

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GRANTS OF PLAN-BASED AWARDS DURING 2007

		All Other			Grant
		Stock	All Other		Date Fair
		Awards:	Option Awards:		Value of
		Number of	Number of	Exercise or	Stock and
		Shares of	Securities	Base Price of	Option
		Stock or	Underlying	Option Awards	Awards
Name	Grant Date	Units (#)	Options (#)	($/Sh)(3)	($)(4)
J. Larry Nichols(1)(2)	12/10/07 12/10/07	58,500	153,400	89.15	5,215,275 6,519,791
John Richels(1)(2)	12/10/07 12/10/07	29,200	76,800	89.15	2,603,180 2,265,446
Danny J. Heatly(1)(2)	12/10/07 12/10/07	6,936	18,000	89.15	618,344 530,964
Stephen J. Hadden(1)(2)	12/10/07 12/10/07	17,500	46,100	89.15	1,560,125 1,359,858
Darryl G. Smette(1)(2)	12/10/07 12/10/07	11,500	30,200	89.15	1,025,225 890,840

(1)	Restricted stock vests at the rate of 25% on each of the first four anniversary dates of the original grant. Restricted stock award recipients are entitled to receive dividends on their unvested shares of restricted stock.

(2)	Stock options vest at the rate of 20% on the date of grant and 20% on each of the first four anniversary dates of the grant date.

(3)	The exercise price for stock options is equal to the closing price of our common stock on the date of grant.

(4)	The dollar amounts shown represent the aggregate fair value of options and restricted stock granted during the year (disregarding any estimate of forfeitures related to service-based vesting conditions) on a grant-by-grant basis. For a discussion of the valuation assumptions, see Note 9 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards held by our named executive officers on December 31, 2007.

	Option Awards					Stock Awards
							Market
							Value of
	Number of		Number of			Number of	Shares or
	Securities		Securities			Shares or	Units of
	Underlying		Underlying			Units of	Stock
	Unexercised		Unexercised	Option	Option	Stock That	That Have
	Options (#)		Options (#)	Exercise	Expiration	Have Not	Not
Name	Exercisable		Unexercisable	Price ($)	Date	Vested (#)(9)	Vested ($)(1)
J. Larry Nichols	80,000	(2)		18.38	01/21/2008
	80,000	(3)		14,56	12/11/2008
	140,000	(4)		15.47	12/09/2009
	140,000	(5)		25.85	11/29/2010
	120,000	(6)		26.43	12/03/2011
	210,000	(6)		17.43	12/04/2011
	40,000	(7)		34.27	09/14/2012
	210,000	(6)		23.05	12/02/2012
	100,000	(6)	25,000	38.45	12/08/2012
	84,660	(6)	56,440	66.39	12/11/2013
	57,440	(6)	86,160	71.01	12/11/2014
	30,680	(6)	122,720	89.15	12/09/2015
						15,625	1,389,219
						27,100	2,409,461
						41,550	3,694,211
						58,500	5,201,235

John Richels	70,000	(5)		25.85	11/29/2010
	56,000	(6)		26.43	12/03/2011
	106,000	(6)		17.43	12/04/2011
	12,000	(7)		34.27	09/14/2012
	106,000	(6)		23.05	12/02/2012
	44,000	(6)	11,000	38.45	12/08/2012
	26,040	(6)	17,360	66.39	12/11/2013
	25,440	(6)	38,160	71.01	12/11/2014
	15,360	(6)	61,440	89.15	12/09/2015
						6,875	611,256
						8,350	742,399
						18,450	1,640,390
						29,200	2,596,172

Danny J. Heatly	30,000	(6)		26.43	12/03/2011
	29,000	(6)		23.05	12/02/2012
	24,000	(6)	6,000	38.45	12/08/2012
	9,480	(6)	6,320	66.39	12/11/2013
	6,840	(6)	10,260	71.01	12/11/2014
	3,600	(6)	14,400	89.15	12/09/2015
						2,500	222,275
						3,500	311,185
						5,382	478,514
						6,936	616,680

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	Option Awards					Stock Awards
							Market
							Value of
	Number of		Number of			Number of	Shares or
	Securities		Securities			Shares or	Units of
	Underlying		Underlying			Units of	Stock
	Unexercised		Unexercised	Option	Option	Stock That	That Have
	Options (#)		Options (#)	Exercise	Expiration	Have Not	Not
Name	Exercisable		Unexercisable	Price ($)	Date	Vested (#)(9)	Vested ($)(1)
Stephen J. Hadden	19,000	(8)		34.75	07/29/2012
	32,000	(6)	8,000	38.45	12/08/2012
	19,560	(6)	13,040	66.39	12/11/2013
	14,560	(6)	21,840	71.01	12/11/2014
	9,220	(6)	36,880	89.15	12/09/2015
						5,000	444,550
						6,250	555,688
						10,575	940,223
						17,500	1,555,925

Darryl G. Smette	23,700	(4)		15.47	12/09/2009
	70,000	(5)		25.85	11/29/2010
	56,000	(6)		26.43	12/03/2011
	106,000	(6)		17.43	12/04/2011
	106,000	(6)		23.05	12/02/2012
	32,000	(6)	8,000	38.45	12/08/2012
	17,640	(6)	11,760	66.39	12/11/2013
	12,720	(6)	19,080	71.01	12/11/2014
	6,040	(6)	24,160	89.15	12/09/2015
						5,000	444,550
						5,650	502,342
						9,225	820,195
						11,500	1,022,465

(1)	Based on a stock price of $88.91, the closing price of our common stock on December 31, 2007 (the last business day of 2007).

(2)	Options granted January 21, 1998 vested on December 10, 1998.

(3)	Options granted December 11, 1998 vested on December 11, 1998.

(4)	Options granted December 9, 1999 vested on August 29, 2000.

(5)	Options granted November 29, 2000 vested on November 29, 2000.

(6)	Options granted December 4, 2001, December 2, 2002, December 4, 2003, December 9, 2004, December 12, 2005, December 12, 2006, and December 10, 2007 vest 20% on the date of grant and an additional 20% on each of the first, second, third, and fourth anniversaries of the grant date.

(7)	Options granted September 15, 2004 vest 20% on September 15, 2004, December 4, 2004, December 4, 2005, December 4, 2006, and December 4, 2007.

(8)	Options granted July 30, 2004 vest 20% on July 30, 2004, December 4, 2004, December 4, 2005, December 4, 2006, and December 4, 2007.

(9)	Restricted stock awards granted December 9, 2004, December 12, 2005, December 12, 2006, and December 10, 2007 vest 25% on each of the first, second, third, and fourth anniversaries of the grant date.

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OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED
DECEMBER 31, 2007

The table below shows the number of shares of our common stock acquired during 2007 upon the exercise of options. This table also includes information regarding the vesting during 2007 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)
J. Larry Nichols	—	—	57,025	4,978,717

John Richels	—	—	23,084	2,014,121

Danny J. Heatly	15,500	918,585	8,544	745,207

Stephen J. Hadden	9,000	508,185	14,684	1,261,990

Darryl G. Smette	76,300	5,037,967	15,450	1,346,582

(1)	The dollar amounts shown in this column are determined by multiplying the number of options exercised by the difference between the per share exercise price of the options and the closing price of our common stock on the exercise date.

(2)	The dollar amounts shown in this column are determined by multiplying the number of stock awards that vested by the per share closing price of our common stock on the vesting date.

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PENSION BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2007

We maintain three defined benefit retirement plans in which our named executive officers may participate:

•	A tax qualified defined benefit retirement plan and related trust for all employees (the “Defined Benefit Plan”);

•	A nonqualified Benefit Restoration Plan (the “BRP”) that provides benefits that would be provided under the Defined Benefit Plan except for (i) limitations imposed by the Code, (ii) limitations imposed for those who earned greater than $220,000, and (iii) the inclusion of nonqualified deferred compensation in the definition of compensation; and

•	A nonqualified Supplemental Retirement Income Plan (the “SRIP”) for a small group of executives that provides the benefits similar to those provided by the BRP plus certain additional benefits.

The the following table shows the estimated present value of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. All named executive officers are or were participants in the SRIP, therefore BRP benefits are not included in the table below. SRIP benefits vest after 10 years of service. Participants who voluntarily terminate their employment with less than 10 years of service or who are terminated for cause lose their SRIP benefits and are instead paid under the BRP. Amounts payable under the SRIP or the BRP are reduced by the amounts payable under the Defined Benefit Plan so there is no duplication of benefits. Retirement benefits are calculated based upon years of service and “final average compensation.” Final average compensation consists of the average of the highest three consecutive years’ compensation out of the last 10 years. Under the SRIP and BRP, compensation includes base salary, bonus, overtime and 401(k) and Section 125 deferrals. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP except nonqualified deferred compensation is excluded and compensation is limited by Code compensation limits.

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PENSION BENEFITS TABLE

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit	Payments During Last
Name	Plan Name	(#)	($)(1)	Fiscal Year ($)
J. Larry Nichols(2)	Defined Benefit Plan SRIP	38 38	1,133,397 19,720,385	— —
John Richels(2)(3)(4)	Defined Benefit Plan SRIP	4 12	104,552 3,839,023	— —
Danny J. Heatly(2)	Defined Benefit Plan SRIP	19 19	289,975 798,872	— —
Stephen J. Hadden	Defined Benefit Plan SRIP	4 4	83,109 555,867	— —
Darryl G. Smette(5)	Defined Benefit Plan SRIP	21 21	664,914 5,602,885	— —

(1)	We calculated the present value of each named executive officer’s accumulated benefits as of December 31, 2007 under our pension plans on a single life annuity basis. We assumed that each named executive officer began receiving payments at normal retirement age (age 65) and were vested in those payments. The present value is calculated using the RP 2000 mortality table (no collar) with projected improvements to 2015, and a discount rate of 6.25%. No pre-retirement decrements were used in this calculation.

(2)	Messrs. Nichols, Smette and Richels are eligible for early retirement under the Defined Benefit Plan and the SRIP. See “Defined Benefit Plan - Early Retirement” below for a description of the eligibility requirements and benefits payable under our defined benefit plans.

(3)	Years of Credited Service for Mr. Richels for the Defined Benefit Plan are determined based on time worked in the U.S. For the SRIP, Mr. Richels’ service is based on time worked in the U.S. and Canada while with the Company. Mr. Richels’ Canadian service is included for benefit eligibility purposes (vesting and early retirement) in both plans.

(4)	Benefits payable to Mr. Richels under the SRIP are reduced by benefits payable to Mr. Richels under our Pension Plan for Employees of Devon Canada Corporation. Mr. Richels’ benefit under the Canadian Pension Plan is frozen and Mr. Richels’ future pension benefits are accruing under the Defined Benefit Plan and the SRIP.

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Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with us. Employees hired before October 1, 2007, become eligible to participate in the Defined Benefit Plan when they earn one year of service and attain the age of 21 years. Employees who are hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income, based upon their final average compensation, and credited years of service. Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits payable to the employee. Benefits under the Defined Benefit Plan are reduced for certain highly compensated employees, including our named executive officers, in order to comply with certain requirements of ERISA and the Code.

Normal Retirement

Employees, including the named executive officers, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the named executive officers are equal to 60% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service and the denominator of which is his or her estimated years of service at normal retirement age (not less than 25 years).

Early Retirement

Employees, including the named executive officers, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had retired at age 65 depending on the participant’s age when he or she elects to begin receiving benefits:

Percentage of
Age When	Normal Retirement
Benefits Begin	Income
65	100%
64	97%
63	94%
62	91%
61	88%
60	85%
59	80%
58	75%
57	70%
56	65%
55	60%

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for Early Retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred	Percentage of Normal Retirement
Vested Pension	Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

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If a participant is (i) involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or (ii) involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age, then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as set forth under “Early Retirement” applicable to the participant.

Benefit Restoration Plan

The BRP is a nonqualified retirement defined benefit plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Defined Benefit Plan are limited in order to comply with certain requirements of ERISA and the Code or because their final average compensation is reduced as a result of contributions into our Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. The same early retirement and deferred vested pension provisions that apply under the Defined Benefit Plan are available under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant become vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of our key executives, the purpose of which is to provide additional retirement benefits for these executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after 10 years of service. If the executive is terminated for “cause” as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP if he is a participant in the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security (and the Canadian Pension Plan in the case of Mr. Richels), multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20. For those participating in the plan as of January 24, 2002 (“Grandfathered Participants”), the SRIP benefit is reduced by a fraction of the benefits otherwise accrued under the Defined Benefit Plan, the numerator of which is credited years of service (not greater than 20) and the denominator of which is 20. For those who became participants after January 24, 2002, the SRIP benefit is reduced by the full benefits otherwise accrued under the defined benefit plan. Of the named executive officers, Messrs. Hadden and Richels are not Grandfathered Participants. In the case of Mr. Richels, his SRIP benefit is also reduced by amounts payable to him under our Canadian Pension Plan. The same early retirement and deferred vested pension provisions that apply under the Defined Benefit Plan are available under the SRIP, except that early retirement benefits are payable under the SRIP after 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent to the age 55 early retirement benefit. In the event that a named executive officer, other than Mr. Heatly, is terminated “without cause” or terminates his or her employment for “good reason” as those terms are defined in our employment agreements with our named executive officers, then the executive will be 100% vested in his SRIP benefit. If a named executive officer is terminated within two years following a “change in control” his or her benefit will be paid in a single lump sum payment of the

Commitment Runs Deep

normal retirement annuity payable immediately, unreduced for early commencement. Otherwise, the benefit will be paid monthly for the life of the executive. The SRIP is informally funded through a rabbi trust arrangement.

NONQUALIFIED DEFERRED COMPENSATION IN 2007

The table below shows information about our Deferred Compensation Plan. The Deferred Compensation Plan is designed to allow each executive to contribute up to 50% of his or her base salary and up to 100% of his or her bonus, and receive a Company match beyond the contribution limits prescribed by the IRS with regard to our 401(k) Plan. The Deferred Compensation Plan allows executives to defer a portion of their cash compensation in a tax effective way at a minimal cost to us.

		Company	Aggregate
	Executive	Contributions	Earnings in	Aggregate	Aggregate
	Contributions in	in Last Fiscal	Last Fiscal	Distributions in	Balance at Last
	Last Fiscal Year	Year	Year	Last Fiscal Year	Fiscal Year End
Name	($)(1)	($)(2)	($)	($)	($)
J. Larry Nichols	228,000	190,800	55,422	203,498	1,320,031
John Richels	147,000	103,800	50,852	—	667,685
Danny J. Heatly	155,000	14,400	50,320	87,056	712,907
Stephen J. Hadden	37,500	30,000	6,288	—	176,010
Darryl G. Smette	85,500	67,800	114,116	—	1,025,627

(1)	The amounts in this column are also included in the Summary Compensation Table on page 30, in the salary column or the bonus column.

(2)	The amounts in this column are also included in the Summary Compensation Table on page 30, in the “All Other Compensation” column as the Deferred Compensation Plan employer match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We will be obligated to make certain payments to our named executive officers or potentially accelerate the vesting of their equity awards and pension benefits upon termination of their employment or upon a change in control pursuant to the following plans or agreements:

•	employment agreements entered into with each of our named executive officers (a severance agreement in the case of Mr. Heatly);

•	the Defined Benefit Plan;

•	the BRP or the SRIP depending on the circumstances of the executive officer’s termination; and

•	the 2005 Long-Term Incentive Plan.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that the termination or change in control occurred on December 31, 2007. The actual amounts to be paid can only be determined at the time of such executive’s actual separation from the Company.

Please see the narrative following the tables below for a discussion of the methods of calculating the payments required upon termination of our named executive officers in the manners set forth in each column below. The footnotes to the following tables apply to all of our named executive officers and are presented after the table for the last named executive officer.

Commitment Runs Deep

J.  Larry Nichols

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	without Cause	with Cause	Control	Disability	spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	11,400,000	—	11,400,000	—	—
SRIP(2)(3)	19,720,000	19,720,000	—	28,132,000 (4)	19,720,000	18,309,000 (5)
BRP(2)(3)		—	19,720,000	—	—	—
Accelerated Vesting of Stock Options(6)	—	4,074,792	—	4,074,792	—	4,074,792
Accelerated Vesting of Restricted Stock(7)	—	12,694,129	—	12,694,129	—	12,694,129
Health Care Benefits(8)	—	30,577	—	30,577	—	—
Post-Retirement Health Care(9)	—	—	—	—	—	—
Outplacement Services(10)	—	30,000	—	30,000	—	—
280G Tax Gross-Up	—	—	—	10,463,337	—	—
Total(11)	19,720,000	47,949,498	19,720,000	66,824,835	19,720,000	35,077,921

John Richels

	Retirement/					Death
	Voluntary	Termination	Termination	Change in		(payable to
Benefits and Payments	Termination	without Cause	with Cause	Control	Disability	spouse)
($)	($)	($)	($)	($)	($)	($)
Base Salary/Bonus(1)	—	8,100,000	—	8,100,000	—	—
SRIP(2)(3)	5,171,000	5,171,000	—	16,492,000 (4)	5,171,000	4,944,000 (5)
BRP(2)(3)	—	—	—	—	—	—
Accelerated Vesting of Stock Options(6)	—	1,629,072	—	1,629,072	—	1,629,072
Accelerated Vesting of Restricted Stock(7)	—	5,590,216	—	5,590,216	—	5,590,216
Health Care Benefits(8)	—	30,577	—	30,577	—	—
Post-Retirement Health Care(9)	—	—	—	15,686	—	—
Outplacement Services(10)	—	30,000	—	30,000	—	—
280G Tax Gross-Up	—	—	—	11,450,840	—	—
Total(11)	5,171,000	20,550,865	—	43,338,391	5,171,000	12,163,288

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Danny J. Heatly

	Retirement/						Death
	Voluntary	Termination	Termination	Change in			(payable
Benefits and Payments	Termination	without Cause	with Cause	Control		Disability	to spouse)
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	1,200,000	—	1,200,000		—	—
SRIP(2)(3)	718,000	1,061,000	—	2,629,000	(4)	1,271,000	984,000	(5)
BRP(2)(3)	—	—	512,000	—		—
Accelerated Vesting of Stock Options(6)	—	628,740	—	628,740		—	628,740
Accelerated Vesting of Restricted Stock(7)	—	1,628,656	—	1,628,656		—	1,628,656
Health Care Benefits(8)	—	—	—	30,266		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	30,000	—	30,000		—	—
280G Tax Gross-Up	—	—	—	1,432,424		—	—
Total(11)	718,000	4,548,396	512,000	7,579,086		1,271,000	3,241,396

Stephen J. Hadden

	Retirement/						Death
	Voluntary	Termination	Termination	Change in			(payable
Benefits and Payments	Termination	without Cause	with Cause	Control		Disability	to spouse)
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus(1)	—	4,725,000	—	4,725,000		—	—
SRIP(2)(3)	—	—	—	5,181,000	(4)	500,000	724,000	(5)
BRP(2)	—	—	—	—		—	—
Accelerated Vesting of Stock Options(6)	—	1,088,276	—	1,088,276		—	1,088,276
Accelerated Vesting of Restricted Stock(7)	—	3,496,386	—	3,496,386		—	3,496,386
Health Care Benefits(8)		45,399	—	45,399		—	—
Post-Retirement Health Care(9)	—	—	—	—		—	—
Outplacement Services(10)	—	30,000	—	30,000		—	—
280G Tax Gross-Up	—	—	—	5,525,307		—	—
Total(11)	—	9,385,061	—	20,091,368		500,000	5,308,662

Commitment Runs Deep

Darryl G. Smette

	Retirement/						Death
	Voluntary	Termination	Termination	Change in			(payable to
Benefits and Payments	Termination	without Cause	with Cause	Control		Disability	spouse)
($)	($)	($)	($)	($)		($)	($)
Base Salary/Bonus (1)	—	4,350,000	—	4,350,000		—	—
SRIP (2)(3)	7,019,000	7,019,000	—	11,088,000	(4)	7,019,000	6,455,000	(5)
BRP (2)(3)	—		5,857,000	—
Accelerated Vesting of Stock Options (6)	—	1,010,048	—	1,010,048		—	1,010,048
Accelerated Vesting of Restricted Stock (7)	—	2,789,550	—	2,789,550		—	2,789,550
Health Care Benefits (8)	—	45,399	—	45,399		—	—
Post-Retirement Health Care (9)	—	—	—	11,187		—	—
Outplacement Services (10)	—	30,000	—	30,000		—	—
280G Tax Gross-Up	—	—	—	4,630,631		—	—
Total (11)	7,019,000	15,243,997	5,857,000	23,954,815		7,019,000	10,254,598

(1)	The employment agreements or severance agreement for our named executive officers provide that each executive is entitled to the payment of a pro rata share of any bonus for the performance period in which the termination occurs based on the number of days worked in the period. For purposes of quantifying the potential payments for our named executive officers upon a termination, we have assumed that the termination took place on December 31, 2007. As a result, each named executive officer would be entitled to all the bonus they earned in 2007. Those bonus amounts are set forth in the bonus column of the Summary Compensation Table on page 30.

(2)	Participants are vested in their benefits under the SRIP after 10 years of service. Benefits under the SRIP and the BRP are mutually exclusive; therefore, participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP and vice versa. Participants forfeit their benefits under the SRIP if they are terminated for “cause” and will instead receive benefits under the BRP except for Mr. Richels who is not a participant in the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

(3)	The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2007, of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible commencement date. Except in the case of a termination following a change in control where the benefit is paid as a lump sum, we have assumed that the SRIP and BRP benefits will be paid as a monthly single life annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table. Pursuant to the disability provisions under the plan, the present value of benefits payable upon disability includes continued service increases to the executive’s earliest commencement date for those participants that currently have over 10 years of service.

(4)	Under the SRIP, all named executive officers, except Mr. Heatly, will receive credit for an additional three years of service and an additional three years of age, when determining their SRIP benefit following a change in control. All benefits under the SRIP, including Mr. Heatly’s, are payable as a lump sum payment, within 30 days of their termination following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2008.

Commitment Runs Deep

(5)	Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to an eligible spouse at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

(6)	Values displayed for acceleration of vesting of stock options represent the number of options multiplied by the difference between the market price of our common stock on December 31, 2007, which was $88.91 per share, and the exercise price of each option.

(7)	Values displayed for acceleration of vesting of restricted stock represent the fair value of our common stock as of December 31, 2007, which was $88.91 per share.

(8)	For all named executive officers except Mr. Heatly, health care benefits are payable for 36 months following termination without cause or following their termination in connection with a change in control. Mr. Heatly is entitled to 24 months of health care benefits following his termination in connection with a change in control. The values in the tables are estimated based on our current cost of these benefits.

(9)	Both Mr. Richels and Mr. Smette will receive an enhancement in their post-retirement medical benefit upon a change in control as all other named executives either would not be eligible for a post-retirement medical benefit or are fully accrued in the benefit. We have not included the value of benefits that would be available to substantially all employees, and have instead only included the value of the enhancement that is payable based on individual employment or severance agreements.

(10)	Outplacement services are provided following termination without cause or following termination in connection with a change in control. The value in the table is estimated based on our current cost of this benefit.

(11)	We recognize that our nonqualified employee benefit plans including the SRIP, the BRP, the Deferred Compensation Plan, employment agreements and severance agreements will be subject, all or in part, to Section 409A of the Code, which requires certain payments that are to be made under these plans and agreements to be delayed for six months.

Commitment Runs Deep

Employment and Severance Agreements

Except for Mr. Heatly, all of the named executive officers are parties to employment agreements that set out their rights to compensation following their termination under various circumstances. Mr. Heatly is a party to a severance agreement which provides for similar rights as the employment agreements. Differences between the employment agreements and Mr. Heatly’s severance agreement are noted throughout the following discussion.

Rights Upon Termination for Any Reason

Under the employment agreements and the severance agreement, regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	unpaid salary through the date of termination;

•	unused vacation pay;

•	bonuses that have already been earned;

•	amounts otherwise entitled to under our employee benefit plans; and

•	a “gross-up” payment in an amount equal to any excise tax, or interest or penalties related to any excise tax, assessed against the named executive officer pursuant to Section 4999 of the Code based upon the payments paid or payable pursuant to the employment agreement.

Rights Upon Termination for Death or Disability

The employment agreements provide that if the named executive officer’s employment terminates by reason of death or disability, then, in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan. The severance agreement does not provide this benefit.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements and severance agreement, then in addition to the items set forth under “Rights Upon Termination for Any Reason,” the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of each named executive officer, with the exception of Mr. Heatly who will receive two times his aggregate annual compensation. “Aggregate annual compensation” is equal to the sum of (i) the executive officer’s annual base salary, and (ii) an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive years prior to the date the named executive officer’s termination occurs;

•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan;

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were our employee for three years following termination. The severance agreement provides for similar benefits to Mr. Heatly for the two years following his date of termination but only in connection with a change in control; and

•	payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in our peer group.

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Termination Following a Change in Control

Under the employment and severance agreements, if within 24 months following a “change in control” of the Company, the named executive officer (i) is terminated without “cause” by us, or (ii) terminates his or her employment with us for “good reason”, as each of those terms are defined in the employment agreements, then, in addition to the items set forth under “Rights Upon Termination for Any Reason” and “Rights Upon Termination Without Cause and Constructive Discharge,” the named executive officer is entitled to the following:

•	three years of service and three years of age (two years of service and two years of age in the case of Mr. Heatly) shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. In no event, however, should the additional years of age be construed to reduce or eliminate the executive’s right to coverage under the plan; and

•	three years of service shall be added to the named executive officer’s actual years of service when determining the named executive officer’s benefits under the SRIP. The severance agreement does not provide similar benefits to Mr. Heatly.

“Change in control” is defined as the date on which one of the following occurs: (i) an entity or group acquires 30% or more of our outstanding voting securities, (ii) the incumbent board ceases to constitute at least a majority of our board, or (iii) a merger, reorganization or consolidation is consummated, after shareholder approval, unless (a) substantially all of the shareholders prior to the transaction continue to own more than 50% of the voting power after the transaction, (b) no person owns 30% or more of the combined voting securities, and (c) the incumbent board constitutes at least a majority of the board after the transaction.

Defined Benefit Plan, BRP and SRIP

Under the Defined Benefit Plan, if a participant is (i) involuntarily terminated for any reason other than “cause,” is between the ages of 50 and 55 and has at least 10 years of credited service, or (ii) involuntarily terminated for any reason other than “cause” within two years following a change in control and has a least 10 years of credited service regardless of the participant’s age, then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time after the age of 55 subject to the same percentage reduction in the benefits as set forth under “Pension Benefits for the Year Ended December 31, 2006 — Defined Benefit Plan — Early Retirement” that is applicable to the participant.

Additionally, upon a change in control of the Company, all participants in the Defined Benefit Plan, the BRP and the SRIP immediately become 100% vested in their accrued benefits under those plans.

Participants are immediately vested in the accrued benefit upon death which is payable to an eligible spouse at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assuming that the participant had elected a 100% joint and survivor pension.

Additionally, if the participant becomes disabled and has greater than 10 years of service at the time of disability, the benefit is calculated based on projected final average compensation and service to commencement date (as early as age 55), reduced with subsidized early retirement factors. If the disabled participant has less than 10 years of service, then he or she is 100% vested in the accrued benefit.

Long-Term Incentive Plan

The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portion of any outstanding awards under our 2005 Long-Term Incentive Plan upon a change in control, retirement or disability. Awards automatically vest upon the death of the executive.

Commitment Runs Deep

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock as of December 31, 2007 that may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
	Warrants and Rights	Rights	in Column (a))
Plan category	a	b	c

Equity compensation plans approved by security holders	13,806,340	$46.66	12,224,076 (1)
Equity compensation plans not approved by security holders	—	—	—

Total(2)	13,806,340	$46.66	12,224,076

(1)	Represents shares available for issuance pursuant to awards under the 2005 Long-Term Incentive Plan, which may be in the form of stock options, restricted stock awards, restricted stock units, performance units, performance bonus shares, or stock appreciation rights.

(2)	As of December 31, 2007, options to purchase an aggregate of 1,106,571 shares of our common stock at a weighted average exercise price of $22.50 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Santa Fe Energy Resources, Inc. 1995 Incentive Stock Compensation Plan, Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan, Pennzoil Company 1992 Stock Option Plan, Pennzoil Company 1995 Stock Option Plan, Pennzoil Company 1997 Incentive Plan, PennzEnergy Company 1998 Incentive Plan, Pennzoil Company 1998 Stock Option Plan, Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan, Ocean Energy, Inc. 1999 Long Term Incentive Plan, Ocean Energy, Inc. 1998 Long Term Incentive Plan, Seagull Energy Corporation 1993 Stock Option Plan, Seagull Energy Corporation 1993 Non-Employee Directors’ Stock Option Plan, United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan and United Meridian Corporation 1994 Outside Director’s Nonqualified Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans.

Commitment Runs Deep

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

To the best of our knowledge, no person beneficially owned more than 5% of our common stock at the close of business on April 7, 2008, except as set forth below:

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	28,673,972	(1)	6.43%

Davis Selected Advisors, L.P. 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	28,216,536	(2)	6.33%

George P. Mitchell 10077 Grogan’s Mill Road, Suite 475 The Woodlands, TX 77380	23,481,374	(3)	5.27%

(1)	Capital Research and Management Company manages equity assets through two divisions, Capital Research and Global Investors (“CRGI”) and Capital World Investors (“CWI”). CRGI reported on a 13F filed February 13, 2008 that it owns 9,224,900 shares. In addition, CWI reported on a 13F filed February 13, 2008 that it owns 19,449,072 shares.

(2)	Based on a 13G/A filed February 13, 2008, Davis Selected Advisors, L.P. states that it has sole voting power as to 26,407,396 shares and sole dispositive power as to 28,216,536 shares.

(3)	Includes 21,394,940 shares owned of record by Mr. Mitchell and 2,086,434 shares are held in joint tenancy with Mr. Mitchell’s wife.

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Security Ownership of Management

The following table sets forth as of April 7, 2008, the number and percentage of outstanding voting shares beneficially owned by our named executive officers, each of our Directors and by all of our executive officers and Directors as a group:

	Number of
	Shares		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class

J. Larry Nichols*	2,842,963	(2)	**
Darryl G. Smette	517,027	(3)	**
John Richels*	482,845	(4)	**
David M. Gavrin*	231,526	(5)	**
Stephen J. Hadden	141,834	(6)	**
John A. Hill*	141,060	(7)	**
Michael M. Kanovsky*	123,052	(8)	**
Danny J. Heatly	120,407	(9)	**
Robert L. Howard*	75,719	(10)	**
William J. Johnson*	59,066	(11)	**
Thomas F. Ferguson*	48,000	(12)	**
J. Todd Mitchell*	34,697	(13)	**
David A. Hager*	11,000	(14)	**
Mary P. Ricciardello*	5,600	(15)	**

All of our Directors and executive officers as a group	5,199,675	(16)	1.14%

*	Director.

**	Less than 1%.

(1)	Shares beneficially owned include shares of common stock and shares of common stock issuable within 60 days of April 7, 2008.

(2)	Includes 1,387,005 shares owned of record by Mr. Nichols, 85,930 shares owned of record by Mr. Nichols as Trustee of a family trust, 157,248 shares owned by Mr. Nichols’ wife, and 1,212,780 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(3)	Includes 86,927 shares owned of record by Mr. Smette and 430,100 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(4)	Includes 103,005 shares owned of record by Mr. Richels, and 379,840 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

(5)	Includes 109,190 shares owned of record by Mr. Gavrin, 2,178 shares owned by Mr. Gavrin’s wife, 74,158 shares owned of record by Mr. Gavrin as General Partner of a family partnership, and 46,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(6)	Includes 54,982 shares owned of record by Mr. Hadden and 86,852 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hadden.

(7)	Includes 75,650 shares owned of record by Mr. Hill, 23,884 shares owned by a partnership in which Mr. Hill shares voting and investment power, 4,726 shares owned by Mr. Hill’s immediate family and 36,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

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(8)	Includes 10,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity, and 40,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(9)	Includes 33,829 shares owned of record by Mr. Heatly, 658 shares held in the Devon Energy Incentive Savings Plan and 85,920 shares that are deemed beneficially owned pursuant to stock options held by Mr. Heatly.

(10)	Includes 36,148 shares owned of record by Mr. Howard, an 8,667 share interest in the OEI Outside Directors Deferred Fee Plan and 30,904 shares that are deemed beneficially owned pursuant to stock options held by Mr. Howard.

(11)	Includes 25,066 shares owned of record by Mr. Johnson and 34,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Johnson.

(12)	Includes 8,000 shares owned of record by Mr. Ferguson and 40,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(13)	Includes 8,000 shares owned of record by J. Todd Mitchell, 4,697 shares owned of record by a trust of which Mr. Mitchell is the sole trustee and beneficiary, and 22,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mitchell. Does not include any of the 655,030 shares (which were acquired as a result of the merger of Mitchell Energy & Development Corp. into us) owned by a family limited partnership, the general partner of which is a limited liability company that is owned in equal shares by the 10 adult children of George P. Mitchell and Cynthia Woods Mitchell (including J. Todd Mitchell). The limited liability company owns a 0.1% general partnership interest in the partnership, and trusts for each of the 10 adult children of Mr. and Mrs. Mitchell (including J. Todd Mitchell) each own a 9.99% limited partnership interest in the partnership. J. Todd Mitchell is not a manager or officer of the general partner, and does not otherwise have voting or dispositive power over the shares of the limited partnership. He therefore disclaims beneficial ownership of such shares.

(14)	Includes 8,000 shares owned of record by Mr. Hager and 3,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

(15)	Includes 2,600 shares owned of record by Ms. Ricciardello and 3,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

(16)	Includes 2,694,978 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s directors, executive officers, and 10% shareholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5 furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe that all transactions by reporting persons during 2007 were reported on a timely basis except that in March 2008 a late Form 4 was filed by J. Todd Mitchell to report the 2007 distribution by a limited partnership to its partners of 20,500 shares of our common stock held by the limited partnership, of which Mr. Mitchell was at the time a co-manager and president of the general partner, and the receipt of 2,050 of the distributed shares by a trust, of which Mr. Mitchell is the sole trustee and beneficiary, that is a limited partner in the partnership.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols is set forth under the caption “Directors Whose Terms Expire in 2009.” Information concerning John Richels is set forth under the caption “Directors Whose Terms Expire in 2010.”

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Stephen J. Hadden — Senior Vice President Exploration and Production

Mr. Hadden, age 53, was elected to the position of Senior Vice President - Exploration and Production in July 2004. In 1977 Mr. Hadden joined Texaco, now Chevron Corporation, as a field engineer, subsequently holding a series of engineering and management positions in the United States. In 2002, he became an independent consultant. Mr. Hadden received his Bachelor of Science in Chemical Engineering from Pennsylvania State University.

Danny J. Heatly — Vice President — Accounting and Chief Accounting Officer

Mr. Heatly, age 52, was elected to the position of Vice President — Accounting and Chief Accounting Officer in 1999. Mr. Heatly had previously served as Devon’s Controller since 1989. Prior to joining Devon, Mr. Heatly was associated with Peat Marwick Main & Co. (now KPMG LLP) in Oklahoma City with various duties, including Senior Audit Manager. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor’s of Accountancy degree from the University of Oklahoma.

Marian J. Moon — Senior Vice President Administration

Ms. Moon, age 57, was elected to the position of Senior Vice President — Administration in 1999. Ms. Moon is responsible for Office Administration, Information Technology, Project Management, Records Management and Corporate Governance. Ms. Moon has been with Devon for 24 years serving in various capacities, including Manager of Corporate Finance and Corporate Secretary. Prior to joining Devon, Ms. Moon was employed by Amarex, Inc., an Oklahoma City-based oil and natural gas production and exploration firm, where she last served as Treasurer. Ms. Moon is a member of the Society of Corporate Secretaries & Governance Professionals. She is a graduate of Valparaiso University.

Frank W. Rudolph — Senior Vice President Human Resources

Mr. Rudolph, age 50, was elected to the position of Senior Vice President, Human Resources, in June 2007. Prior to joining Devon, Mr. Rudolph was Vice President Human Resources for Banta Corporation, an international printing and supply chain management company since 2000. His career in human resources spans more than 25 years. Mr. Rudolph holds a Bachelor of Science degree in Administration from Illinois State University and a Master’s degree in Industrial Relations and Management from Loyola University.

Darryl G. Smette — Senior Vice President Marketing and Midstream

Mr. Smette, age 60, was elected to the position of Senior Vice President — Marketing and Midstream in 1999. Mr. Smette previously held the position of Vice President — Marketing and Administrative Planning since 1989. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc. He is also an oil and gas industry instructor approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. He holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

Lyndon C. Taylor — Senior Vice President and General Counsel

Lyndon C. Taylor, 49, was elected to the position of Senior Vice President and General Counsel in February 2007. Mr. Taylor had previously served as Deputy General Counsel since August 2005. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom, LLP for 20 years, most recently as managing partner of the Houston office’s energy practice. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor holds a Bachelor of Science degree in Industrial Engineering from Oklahoma State University and a Juris Doctorate from the University of Oklahoma.

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AGENDA ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS FOR 2008

The Audit Committee has appointed KPMG LLP, as our independent auditors for 2008. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In maintaining its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2009.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as our independent auditors for 2008.

AGENDA ITEM 3. MANAGEMENT PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has unanimously approved and is recommending that stockholders approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company from 800,000,000 shares to 1,000,000,000 shares.

Article IV of the Company’s Restated Certificate of Incorporation currently provides the Company shall be authorized to issue a total of 804,500,000 shares of capital stock divided into two classes. If this proposal is approved, the Company shall be authorized to issue a total of 1,004,500,000 shares of capital stock divided into two classes as follows: (1) 1,000,000,000 shares of Common Stock, par value $.10 per share (“Common Stock”) and (2) 4,500,000 shares of Preferred Stock, par value $1.00 per share (’Preferred Stock”).

The affirmative vote of the holders of at least a majority of the shares of the Company’s outstanding common stock will be required for approval of the proposal. As a result, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. If approved, the amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Annual Meeting.

The proposed amendment to the Restated Certificate of Incorporation authorizing an additional 200,000,000 shares of common stock will allow sufficient shares of common stock to provide the Company with flexibility to make such issuances as may be necessary in order for the Company to accomplish its goals and business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except as may be required in particular cases by the Company’s charter documents, applicable law or the rules of any stock exchange or other system on which the Company’s securities may then be listed. Future issuances of additional shares of common stock or securities convertible into common stock, other than a split of the Company’s common stock, would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders. The availability for issuance of additional shares of common stock could discourage and make more difficult efforts to obtain control of the Company. Other than in connection with its existing stock option plans, the Company has no present intention or plans to issue any shares of common stock.

Our Board of Directors recommends a vote “FOR” the amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock.

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AGENDA ITEM 4. MANAGEMENT PROPOSAL TO AMEND THE
RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE
FOR THE ANNUAL ELECTION OF ALL DIRECTORS

The Board of Directors has unanimously approved and is recommending that stockholders approve an amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of all Directors.

Article V of the Company’s Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible with members of each class serving for three-year terms. If this proposal is approved, all Directors will be elected annually beginning at the 2011 annual meeting. The Directors to be elected at the 2008 meeting will be elected to serve a full three-year term. The Directors to be elected at the 2009 meeting will be elected to serve a two-year term; the Directors to be elected at the 2010 meeting will be elected to serve a one-year term; and all Directors will stand for election at the 2011 meeting.

The Board of Directors considered the various benefits of retaining or eliminating the classified board structure. It also considered the current corporate governance environment and the trend by public companies to move to annual election of all directors. In light of our size and financial strength, the Board determined that the classification of the Board should be eliminated. On recommendation of the Governance Committee, the Board approved the proposed amendment to the Company’s Restated Certificate of Incorporation to eliminate the classified Board structure and provide for the annual election of all directors, and determined to recommend that stockholders approve such amendment to the Company’s Restated Certificate of Incorporation.

The amendment will also eliminate from the Company’s Restated Certificate of Incorporation provisions relating to the composition of the Board that were adopted in connection with the merger of Devon and PennzEnergy Company in 1999 and that are no longer applicable.

The text of Article V as it is proposed to be amended is attached to this proxy statement as Appendix “A.”

The affirmative vote of the holders of at least two-thirds of the shares of the Company’s outstanding common stock will be required for approval of the proposal. As a result, an abstention or failure to vote with regard to this proposal will have the same effect as a vote against it. If approved, the Amendment will become effective upon filing with the Secretary of State of the State of Delaware, which the Company intends to do promptly following the Annual Meeting.

Our Board of Directors recommends a vote “FOR” the amendment to the Company’s Restated Certificate of Incorporation to provide for the annual election of all directors.

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AGENDA ITEM 5. STOCKHOLDER PROPOSAL FOR CORPORATE POLITICAL CONTRIBUTIONS REPORT

The Office of the Comptroller of New York City, custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Funds”), located at 1 Centre Street, New York, NY 10007, has notified Devon that it intends to present the resolution set forth below for action by the stockholders at the Annual Meeting. The Funds’ supporting statement for the resolution, along with the Board of Directors’ statement in opposition is set forth below. As of December 10, 2007, the Funds owned 1,437,796 shares of Devon common stock. Proxies solicited on behalf of the Board of Directors will be voted “AGAINST” this proposal unless stockholders specify a contrary choice in their proxies.

Resolved:  That the shareholders of Devon Energy (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement of Funds:

As long-term shareholders of Devon Energy, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy and in the best interest of Devon Energy and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to Devon Energy and its shareholders.

Devon Energy contributed at least $1.3 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine, available at http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics, available at http://www.followthemoney.org/). However, its payments to trade associations used for political activities are undisclosed and unknown.

Trade Associations engage in political activities that may adversely impact the long-term

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interests of the company and its shareholders and the company’s reputation. A critical issue is global warming which can have serious consequences for the company’s shareholders. For example, the National Association of Manufacturers and the U.S. Chamber of Commerce argue against mandatory federal action to address climate change. Without disclosure, it is impossible for shareholders to know whether their company belongs to these or other groups, and whether company payments to associations are used for political activities, including opposing government action on climate change.

Relying on publicly available data does not provide a complete picture of political expenditures. Devon Energy’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Opposition Statement of the Company:

The Board of Directors has considered this proposal and believes its adoption is not in the best interest of Devon’s stockholders and the public in general. Pursuant to our Code of Business Conduct and Corporate Governance Guidelines, Devon is committed to comply will all of the applicable federal, state and local laws and regulations, including but not limited to political contributions. These federal and state laws already subject political contribution to a high degree of transparency and restrict the political contributions made by Devon.

Most of Devon’s political contributions are made through our political action committee (the “PAC”) which is funded through voluntary employee donations. PAC’s contributions are limited due to the fact that it gives exclusively to federal campaigns and committees in accordance with Federal Election Commission regulations. Devon files extensive reports detailing its contributions and donations to political candidates and committees.

Corporate contributions by Devon are prohibited under applicable federal election laws as well as election laws in most states. Regulatory authorities already require that considerable information regarding corporate contributions be made public and in addition, applicable state and local election laws require recipients of campaign contributions to disclose the amount received and, in many states the identity of the donors.

The Board believes that the disclosures currently in place and being made by Devon and the PAC, as well as by the recipients of the contributions, are sufficient. Therefore, the Board believes that the adoption of this proposal would not provide any additional meaningful information to the stockholders or the general public and would not be a productive use of Devon’s resources and manpower.

Our Board of Directors recommends a vote “AGAINST” the proposal for Corporate Political Contributions Report.

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SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES

Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2009 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 30, 2008. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2009 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2009 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 5, 2009 and March 6, 2009 in order to be considered timely, subject to any provisions of our Bylaws. The Chairman of the 2009 Annual Meeting may determine that any proposal for which we did not receive timely notice shall not be considered at the 2009 Annual Meeting. If, in the discretion of the Chairman, any such proposal is to be considered at the meeting, the persons designated in our Proxy Statement shall be granted discretionary authority with respect to the untimely stockholder proposal.

OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

Janice A. Dobbs
Oklahoma City, Oklahoma	Corporate Secretary and
April 28, 2008	Manager — Corporate Governance

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Appendix “A”

Article V, Election of Directors

A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. The number of directors which shall constitute the entire Board shall not be less than three nor more than twenty, and shall be determined by resolution adopted by a majority of the entire Board. No reduction in number shall have the effect of removing any director prior to the expiration of his or her term.

B. Beginning with the 2011 annual meeting of stockholders, all directors of the Corporation shall be of one class and shall serve for a term ending at the next following annual meeting of stockholders. Prior to the 2011 annual meeting of stockholders, the Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV, shall be divided into three classes, Class I, Class II and Class III, with the directors of each class elected to serve as follows: Directors designated as Class III Directors elected at the 2008 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; directors designated as Class II Directors to be elected at the 2009 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders; and directors designated as Class I Directors to be elected at the 2010 annual meeting of stockholders shall serve for a term ending at the 2011 annual meeting of stockholders. Directors elected prior to the 2008 annual meeting of stockholders shall continue to serve for the term, and as a member of the class, to which they had previously been elected. In the event of any increase in the authorized number of directors of the Corporation prior to the 2011 annual meeting, the newly created directorships shall be allocated among Class I, Class II and Class III so as to result in the number of directors in each class being as equal as possible. In the event of any change in the authorized number of directors of the Corporation, each director of the Corporation then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term, or his prior death, resignation or removal.

C. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the class in which the new directorship was created or in which the vacancy occurred, and until such director’s successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such

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stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

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Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102

DEVON ENERGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Janice A. Dobbs with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held on the Third Floor of the Chase Tower, 100 North Broadway, Oklahoma City, Oklahoma, on Wednesday, June 4, 2008, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2, 3 and 4 and a vote “AGAINST” Agenda Item 5 as set forth on the reverse side.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN,THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Do not return your Proxy Card if you are voting by telephone or Internet

Address Change/Comments

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark
☑	votes as in this
example.
The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.
1. Election of Directors
Nominees: David A. Hager (01), John A. Hill (02) and Mary P. Ricciardello (03)

FOR	WITHHOLD
(all nominees)	(as to all nominees)
☐	☐
To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below.

The Board of Directors recommends a vote “FOR” Agenda Item 2.
2. Ratify the appointment of the Company’s Independent Auditors for 2008

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote “FOR” Agenda Item 3.
3. Amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote “FOR” Agenda Item 4.
4. Amend the Restated Certificate of Incorporation to provide for the annual election of directors

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote “AGAINST” Agenda Item 5.
5. Stockholder Proposal for Corporate Political Contributions Report

FOR ☐	AGAINST ☐	ABSTAIN ☐

6. OTHER MATTERS:	In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.
I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.
Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Date:		,	2008

SIGNATURE

SIGNATURE

Mark here for address change and note on reverse side	☐

Mark here if you plan to attend the meeting	☐